Exhibit 2.1

EXECUTION COPY

LIMITED LIABILITY COMPANY

INTEREST PURCHASE AGREEMENT*

BY AND AMONG

CHESTER WOOD PRODUCTS LLC
AND
MONCURE PLYWOOD LLC,
AS THE COMPANIES,

WR OPERATING LLC,
AS SELLER,

BOISE CASCADE WOOD PRODUCTS, L.L.C.,
AS PURCHASER,

AND
FOR THE LIMITED PURPOSES SPECIFIED HEREIN

WOOD RESOURCES LLC,
AS SELLER GUARANTOR,

AND

BOISE CASCADE COMPANY,
AS PURCHASER GUARANTOR

JULY 19, 2013

*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF INTEREST		2

	1.1	Purchase and Sale	2
	1.2	Purchase Price	2
	1.3	Payment of Purchase Price	3
	1.4	Working Capital Adjustment	4
	1.5	Closing	7
	1.6	Withholding Rights	7
	1.7	Transactions and Documents at Closing	7

2.	ADDITIONAL AGREEMENTS		10

	2.1	Purchaser’s Access and Inspection	10
	2.2	Confidential Information	10
	2.3	Regulatory Filings	11
	2.4	Cooperation	12
	2.5	Expenses	13
	2.6	Publicity	13
	2.7	Tax Matters	13
	2.8	Access	16
	2.9	Employee Benefits Continuation	16
	2.10	Insurance Matters	16
	2.11	Escrow	17
	2.12	Purchaser Guaranty	17
	2.13	Seller Guaranty	18
	2.14	Exclusivity	19

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE COMPANIES		19

	3.1	Disclosure Schedules	19
	3.2	Organization and Compliance	19
	3.3	Capitalization of each Company	20
	3.4	Enforceability of Agreement	21
	3.5	No Inconsistent Obligations	21
	3.6	Consents	21
	3.7	Possession of Franchises, Licenses, Etc.	22
	3.8	Title to Properties	22
	3.9	Personal Property	22
	3.10	Real Property	23
	3.11	Authority to Conduct Business and Intellectual Property Rights	24
	3.12	Material Contracts	25
	3.13	Contingencies; Litigation	26
	3.14	Taxes	26
	3.15	Employment and Labor Matters	28

i

	3.16	Employee Benefit Matters	29
	3.17	Environmental Matters	30
	3.18	Compliance with Laws	31
	3.19	Company Indebtedness	31
	3.20	Insurance	31
	3.21	Affiliate Transactions	32
	3.22	Financial Statements	32
	3.23	Transaction Triggered Payments	33
	3.24	Sufficiency of Assets; Transfers	33

4.	REPRESENTATIONS AND WARRANTIES OF SELLER		33

	4.1	Organization	33
	4.2	Authorization; No Inconsistent Agreements	33
	4.3	Ownership	34
	4.4	Litigation	34
	4.5	Broker	34

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		34

	5.1	Organization	34
	5.2	Authorization; No Inconsistent Agreements	35
	5.3	No Brokers	35
	5.4	Investment Intent	35
	5.5	Sufficient Funds	35

6.	ADDITIONAL COVENANTS		36

	6.1	Business in the Ordinary Course	36
	6.2	No Material Changes	38
	6.3	Notification	38
	6.4	Consents	38
	6.5	Financial Statement Delivery Covenant	39
	6.6	Non-Solicitation	39
	6.7	Non-Competition	39
	6.8	Seller Release	40
	6.9	Post-Closing Access	40

7.	CONDITIONS TO OBLIGATIONS OF PURCHASER		40

	7.1	Compliance with Agreements and Conditions	40
	7.2	Reserved	40
	7.3	Representations and Warranties of Seller	40
	7.4	Certificate of Seller	41
	7.5	Resolutions	41
	7.6	Deliveries	41
	7.7	Consents	41
	7.8	Injunction or Prohibition	42

	7.9	No Material Adverse Effect	42
	7.10	Financial Statements	42

8.	CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANIES		42

	8.1	Representations and Warranties	42
	8.2	Compliance with Agreements and Conditions	42
	8.3	Certificate of Purchaser	42
	8.4	Resolutions	42
	8.5	No Inconsistent Requirements	43
	8.6	HSR Act	43
	8.7	Deliveries	43

9.	INDEMNITIES		43

	9.1	Indemnification of Purchaser by Seller	43
	9.2	Indemnification of Seller	43
	9.3	Defense of Claims	44
	9.4	Limitations of Indemnification	45
	9.5	Exclusive Remedy	46
	9.6	Waiver of Other Representations	46
	9.7	Indirect Claims	47
	9.8	Non-Exacerbation	47
	9.9	Effect of Investigation	47

10.	SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS		48

	10.1	Survival	48

11.	TERMINATION		48

	11.1	Termination for Certain Causes	48
	11.2	Effect of Termination	49

12.	MISCELLANEOUS		49

	12.1	Notices	49
	12.2	Counterparts	50
	12.3	Knowledge	50
	12.4	Entire Agreement	50
	12.5	Assignment; Binding Effect	50
	12.6	Governing Law	51
	12.7	Partial Invalidity and Severability	51
	12.8	Waiver	51
	12.9	Headings; Interpretation	51
	12.10	Third-Party Beneficiaries	52
	12.11	Amendment	52
	12.12	Time of Performance	52

	12.13	Exclusive Jurisdiction; Waiver of Jury Trial	52
	12.14	Disclosure Schedules	52
	12.15	Attorneys’ Fees	53
	12.16	Specific Performance	53

13.	INDEX OF DEFINITIONS		53

LISTING OF DISCLOSURE SCHEDULES

Disclosure Schedule	Description

1.4	Working Capital Calculation
1.7(a)(iii)	Substitute Guarantees
2.4(d)(i)	Specified Affiliate Contracts
3.2(a)	Principal Office and Principal Place of Business
3.2(b)	Companies Foreign Qualifications
3.3(b)	Profit Participation Rights
3.5	No Inconsistent Obligations
3.6	Required Consents
3.7	Permits
3.8	Permitted Encumbrances
3.9	Exceptions Regarding Condition of Personal Property
3.10(a)(i)	Description of Real Property
3.10(d)	Leased Real Property Compliance with Law
3.11(a)	Intellectual Property
3.11(b)	Patented and Registered Intellectual Property
3.11(c)	Litigation Involving Intellectual Property
3.12(a)	Material Contracts
3.13	Contingencies
3.14	Tax Matters
3.15(a)	Employees
3.15(b)	Unions
3.16(a)	Employee Benefit Plans
3.16(b)	Plans Other Than Multi-Employer Pension Plans
3.16(d)	Multi-Employer Pension Plans
3.16(e)	Benefits to Retired or Other Former Employees
3.16(f)	Consummation Payments
3.17	Environmental Matters
3.18	Compliance with Laws
3.19	Indebtedness
3.20	Insurance
3.21	Affiliate Transactions
3.22(a)	Financial Statements
3.22(b)	Departures from GAAP
3.22(c)	No Undisclosed Liabilities
5.2	Purchaser Consents
6.1	Ordinary Course of Business
6.4	Seller Consents

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 19, 2013, by and among (i) BOISE CASCADE WOOD PRODUCTS, L.L.C., a Delaware limited liability company organized under the laws of the State of Delaware (the “Purchaser”), (ii) CHESTER WOOD PRODUCTS LLC, a limited liability company organized under the laws of the State of Delaware (“Chester”), (iii) MONCURE PLYWOOD LLC, a limited liability company organized under the laws of the State of Delaware (“Moncure” and together with Chester, each a “Company” and collectively the “Companies”), (iv) WR OPERATING LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), (v) for the limited purposes specified herein, BOISE CASCADE COMPANY, a corporation organized under the laws of the State of Delaware (“Purchaser Guarantor”), and (vi) for the limited purposes specified herein, WOOD RESOURCES LLC, a limited liability company organized under the laws of the State of Delaware (“Seller Guarantor”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of one hundred percent (100%) of the limited liability company interests of each Company;

WHEREAS, the Companies are engaged in the business of manufacturing and supplying plywood and lumber products, operating plywood mills and a saw mill, and activities ancillary thereto (collectively, the “Business”);

WHEREAS, subject to the terms and conditions herein contained, Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire from Seller, all of the outstanding limited liability company interests of the Companies (collectively, the “Interests”); and

WHEREAS, Article 13 hereof provides cross-references to certain capitalized terms defined in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             PURCHASE AND SALE OF INTEREST.

1.1          Purchase and Sale.  Subject to the terms and conditions contained herein, Seller agrees to sell, transfer, convey, deliver and assign the Interests to Purchaser at the Closing, free and clear of any Encumbrances except Encumbrances arising under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, and Purchaser agrees to purchase and acquire the Interests from Seller at the Closing.

1.2          Purchase Price.

(a)           The purchase price payable by Purchaser to Seller for the Interests (the “Purchase Price”) shall be an amount equal to: (i) One Hundred and Two Million Dollars

($102,000,000) (the “Base Cash Consideration”), plus (ii) the amount, if any, that Closing Date Working Capital exceeds Target Working Capital minus (iii) the amount, if any, that Target Working Capital exceeds Closing Date Working Capital.

(b)           For purposes of this Agreement, the following terms shall have the definitions set forth below:

(i)            “Adjustment Calculation Time” means 11:59 p.m. (eastern time) on the Sunday immediately prior to the Closing Date.

(ii)           “Closing Date Working Capital” means the Working Capital of the Companies as of the Adjustment Calculation Time.

1.3          Payment of Purchase Price.

(a)           At the Closing, Purchaser shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to accounts designated by Seller three (3) Business Days prior to the Closing Date, an amount equal to the Base Cash Consideration less the Escrow Amount.

(b)           In accordance with the provisions of Section 1.4(f), and at the time set forth therein, Purchaser shall pay to or cause to be paid to Seller or Seller shall pay to or cause to be paid to Purchaser, as the case may be, in immediately-available funds by wire transfer to accounts designated by Seller or Purchaser, as applicable, the amount of the Working Capital Adjustment.

(c)           (i)  Within ninety (90) days after the Closing (or, if later, five (5) days after the final determination of the Closing Date Working Capital pursuant to Section 1.4), Purchaser shall prepare and deliver to Seller a draft of a statement (the “Allocation Statement”) setting forth its proposed calculation of the aggregate amount of the Purchase Price (including the amount of any assumed liabilities) to be allocated between each of the Companies and the proposed allocation of such aggregate amount among the assets of each of the Companies.  If within thirty (30) days after Seller’s receipt of the draft Allocation Statement, Seller shall not have objected in writing to such draft Allocation Statement, the draft Allocation Statement shall become the Allocation Statement and shall be final and binding upon the parties hereto.  In the event that Seller objects in writing within such 30-day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute; provided that the only basis on which Seller may object to such proposed allocation (or any portion thereof) is that the proposed allocation was not prepared in accordance with Section 1.3(c)(ii). If Seller and Purchaser are unable to reach an agreement within thirty (30) days after Purchaser’s receipt of Seller’s written objection, the dispute shall be resolved and the Allocation Statement shall be determined by an independent, nationally recognized accounting firm mutually selected by Purchaser and Seller.  The Allocation Statement, as agreed upon by Purchaser and Seller and/or determined under this Section 1.3(c), shall be final and binding upon the parties hereto.  Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the Allocation Statement, except that Purchaser and Seller shall each pay one-half (50%) of the fees and expenses of the accounting firm.

(ii)           The Allocation Statement will be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and Treasury Regulations promulgated thereunder.  Purchaser and Seller also shall allocate and report any adjustments to the Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Allocation Statement and shall be made consistent with the Allocation Statement previously determined under Section 1.3(c)(i).

(iii)          The parties hereto agree to report for Tax purposes the allocation of the Purchase Price (including the amount of any assumed liabilities) between each of the Companies and among the assets of each of the Companies in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local governmental body) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that neither Seller or any of its Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a governmental body.

(iv)          The parties hereto will promptly inform one another of any challenge by any governmental body to any allocation made pursuant to this Section 1.3(c) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

1.4          Working Capital Adjustment.

(a)           For purposes of this Agreement, the term “Working Capital” shall mean, as of a particular date, the consolidated working capital of the Companies, which consolidated working capital shall be computed in accordance with the accounting methodologies, practices and principles used to prepare the illustrative calculation set forth in Schedule 1.4(a) attached hereto, and shall equal: (i) the aggregate amount of the following assets of the Companies: (A) the Companies’ notes and accounts receivable (but excluding accounts receivable from Affiliates), net of reserves (B) the Companies’ inventories of raw materials, work-in-process and finished goods or products and, useable or saleable in the ordinary course of Business (the “Inventories”) and (C) the Companies’ prepaid timber deposits; minus (ii) the aggregate amount of the following liabilities of the Companies: (X) the trade payables of the Companies (but excluding trade payables to Affiliates), and (Y) other accrued liabilities of the Companies, including accrued payroll liabilities (but excluding liabilities to Affiliates).  Except as otherwise set forth in Schedule 1.4(a) and except for the forgiveness, consolidation or closing out of certain intercompany indebtedness, collectables, receivables and trade payables between the Companies, on the one hand, and the other subsidiaries of Seller Guarantor, on the other hand, the amounts of all items to be used in the calculation of Working Capital will be determined in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied.

(b)           The parties have heretofore mutually agreed that the target Working Capital shall be an amount equal to $3,100,000 (the “Target Working Capital”).

(c)           Within thirty (30) days after the Closing Date, Purchaser shall deliver to Seller (the date of such delivery being the “Adjustment Date”) a statement setting forth the Closing Date Working Capital of the Companies as of the Adjustment Calculation Time (the “Closing Statement”), which Closing Statement shall have been prepared in accordance with the accounting methodologies, practices and principles used to prepare the illustrative calculation set forth in Schedule 1.4(a) attached hereto.  Following delivery by Purchaser to Seller of the Closing Statement, Purchaser and its accountants shall promptly permit Seller and its accountants to have reasonable access to books, records, work papers and calculations related thereto, and consult with Seller and its accountants as to questions they may have, in all cases, to the extent reasonably necessary for Seller to review the Closing Statement and the calculation of Closing Date Working Capital.

(d)           Any dispute which may arise between Purchaser and Seller as to the Closing Statement shall be resolved in the following manner:

(i)            If Seller disputes the calculation of the Closing Date Working Capital, Seller must notify Purchaser in writing within thirty (30) days after the Adjustment Date, and shall specify therein in reasonable detail the basis and reason for such dispute and the amount which is in dispute (the “Disputed Amount”);

(ii)           During the thirty (30) day period following the date Purchaser receives such notice of dispute, Purchaser and Seller shall attempt to resolve such dispute; and

(iii)          If at the end of the thirty (30) day period specified in clause (ii) above, the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to the Charlotte, North Carolina office of Ernst & Young LLP or such other nationally or regionally recognized firm of independent public accountants as Purchaser and Seller mutually agree, who shall act as an arbitrator (the “Arbitrator”).  The Arbitrator shall base its determination only on written presentations by Purchaser and Seller which are in accordance with the definitions contained in this Agreement and the guidelines and principles of this Section 1.4 (e.g., not on the basis of an independent review) and shall render a written report (the “Adjustment Report”) to Seller and Purchaser setting forth, in reasonable detail, the Arbitrator’s determination with respect to each of the disputed items or amounts submitted to the Arbitrator (and only such amounts), and the adjustments, if any, to be made to the Closing Statement and the Closing Date Working Capital, as applicable, together with reasonably detailed supporting calculations.  In resolving any disputed item, the Arbitrator (i) shall adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 1.4 and (ii) shall not assign a value to any item higher than the highest value for such item claimed by either party or lower than the lowest value for such item claimed by either party.  The Arbitrator shall be instructed to use every reasonable effort to perform such services within thirty (30) days following the submission to it of the Closing Statement and the information related to the Disputed Amount and, in any case, as soon as practicable after such submission.  Each of Purchaser and Seller shall bear its respective costs and expenses incurred by it in connection with such arbitration, and all fees and expenses relating to the work of the Arbitrator shall be borne by Seller, on the one hand, and by Purchaser, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Arbitrator (such inverse proportion for each party shall be the absolute value obtained for each party by dividing (A) the difference of (1) the amount of the Working Capital Adjustment proposed by such party and (2) the amount of the Working Capital Adjustment established by the Arbitrator by (B) the difference between (1) the amount of the Working Capital Adjustment proposed by Seller and (2) the amount of Working Capital Adjustment proposed by Purchaser), which proportionate allocation shall also be determined by the Arbitrator and set forth in the Adjustment Report.  This provision for arbitration shall be specifically enforceable by Purchaser and Seller and, absent manifest error, the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

(e)                                  In the event that Seller does not deliver written notice of its objection, if any, to the Closing Statement within thirty (30) days following the Adjustment Date, the Closing Date Working Capital as set forth in the Closing Statement shall be final and binding upon Purchaser and Seller on the first day following the end of such thirty (30) day period, and the amount of the Working Capital Adjustment, if any, shall be disbursed in accordance with the provisions of Section 1.4(f).  In the event that Seller delivers written notice of its objection to the Closing Date Working Capital to Purchaser within thirty (30) days following the Adjustment Date, the Closing Date Working Capital, as determined by agreement between Purchaser and Seller or, if applicable, by the Arbitrator pursuant to Section 1.4(c)(iii), shall be deemed to be final and binding on Seller and Purchaser on the date Seller and Purchaser agree, in writing, to the amount of the Closing Date Working Capital or on the date that the Arbitrator delivers its determination of the amount of the Closing Date Working Capital to Purchaser and Seller, as applicable, and upon such final determination of the amount of the Closing Date Working Capital, the amount of the Working Capital Adjustment, if any, shall be disbursed in accordance with the terms of Section 1.4(f).

(f)                                   (i)                                     Within ten (10) days following the date that the amount of the Closing Date Working Capital becomes final and binding on the parties as provided for in Section 1.4(e), the Working Capital Adjustment shall be paid as follows:

(A)                               Purchaser shall pay to Seller, in immediately-available funds, an amount equal to the difference (if any, and if a positive result) between (I) the Closing Date Working Capital, minus (II) the Target Working Capital; or, alternatively

(B)                               Seller shall pay to Purchaser, in immediately-available funds, an amount equal to the difference (if any, and if a positive result) between (I) the Target Working Capital minus (II) the Closing Date Working Capital.  The amount, if any, payable as a result of the calculation in paragraph (A) or (B) is referred to herein as the “Working Capital Adjustment.”

(ii)                                  In the event of a dispute made in accordance with the provisions of Section 1.4(d), (A) notwithstanding such dispute, the parties shall make any adjusting payment required under Section 1.4(f)(i), to the extent that the greater of (1) Purchaser’s calculation of the adjusting payment or (2) Seller’s calculation of the adjusting payment exceeds the Disputed Amount, at the time and in the manner set forth in Section 1.4(f)(i) and (B) the balance (being the Disputed Amount or such different amount compromised and settled by the parties or determined by the accounting firm in accordance with the provisions of Section 1.4(d)), shall be paid in immediately-available funds within ten (10) days after such settlement or determination, as the case may be.  For Tax purposes, any payment by Purchaser or Seller pursuant to this Section 1.4(f) shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

1.5                               Closing.  Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Interests and the other transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 9:00 a.m. local time, on the later of: (a) September 16, 2013, and (b) the date that is three (3) Business Days after the date on which all conditions to Closing contained in Articles 7 and 8 have been satisfied or, to the extent permitted by applicable Law, waived in writing by the party entitled to waive such conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted by Law, waived in writing by the party entitled to waive such conditions), or at such other place, date and time as shall be agreed upon in writing by Purchaser and Seller (the date that the Closing actually occurs shall be referred to herein as the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

1.6                               Withholding Rights. Purchaser, Seller and the Companies shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any Person an amount not in excess of the amount they are required to deduct and withhold with respect to the payment of such consideration under any Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.7                               Transactions and Documents at Closing.  (a)  At the Closing:

(i)                                     Seller shall convey to Purchaser the Interests, free and clear of any and all Encumbrances other than Encumbrances arising under the Securities Act and applicable state securities laws;

(ii)                                  Seller shall deliver to Purchaser:

A.                                    duly executed instruments of assignment and transfer with respect to the Interests in a form reasonably acceptable to Purchaser;

B.                                    certified copies of the Certificate of Formation and Limited Liability Company Agreement of each Company, each as amended to date;

C.                                    fully executed copies of payoff letter(s) in form and substance reasonably satisfactory to Purchaser reflecting either (x) the repayment and satisfaction of the Indebtedness specified to be repaid at Closing as set forth on Schedule 3.19 or (y) the release of the Companies as obligors of such Indebtedness, each of which shall provide that (1) all Encumbrances on the Interests and the assets of the Company shall be released and terminated automatically upon, and subject only to, receipt of the payoff amounts indicated therein, (2) the Persons executing such payoff letter shall have all authorizations and power required, without approval of any other Person, to cause the Encumbrance releases provided for therein on behalf of all beneficiaries of such Encumbrances, and (3) Purchaser and its Affiliates (including, from and after the Closing, the Companies) shall be entitled to rely thereon; and any necessary UCC termination statements or other releases as may be reasonably required to evidence the repayment and satisfaction of such Indebtedness or the release of the Companies as obligors of such Indebtedness and the release of such Encumbrances; and all possessory collateral securing any such Indebtedness;

D.                                    the consents as set forth on Schedule 3.6, each in a form reasonably acceptable to Purchaser;

E.                                     a certificate of good standing for each Company issued by the Secretary of State of the jurisdiction of its respective formation;

F.                                      duly adopted resolutions of the members or managers of Seller, certified by one of its officers as of the Closing Date, authorizing and approving the execution of this Agreement, the transfer of the Interests and all other action necessary to enable Seller to comply with the terms hereof;

G.                                    a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller;

H.                                   a certificate from an officer of Seller, given by him or her on behalf of Seller, and not in his or her individual capacity, in form and substance reasonably satisfactory to Purchaser certifying that the conditions set forth in Sections 7.1 and 7.3 have been satisfied;

I.                                        the certificate required by Section 7.4;

J.                                        a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent, which Seller shall also deliver to the Escrow Agent;

K.                                   a counterpart of the Transition Services Agreement (the “Transition Services Agreement”), in form and substance satisfactory to Purchaser and Seller, regarding the provision of certain services by Seller or an affiliate thereof to the Companies and their affiliates after the Closing, such counterpart duly executed by Seller and, if applicable, one or more affiliates thereof and the Companies, as applicable;

L.                                     evidence that the Companies have forgiven any indebtedness, collectables, receivables, payables or other intercompany accounts owed to either Company from Seller Guarantor or any subsidiary of Seller

Guarantor and evidence that, to the extent applicable, Seller Guarantor and each subsidiary of Seller Guarantor has forgiven any of same owed to Seller Guarantor or such subsidiary, as applicable, from either Company; provided that this subsection shall not apply to any indebtedness, collectables, receivables, payables or other intercompany accounts between Moncure and Chester; and

M.                                 such other agreements, certificates and documents as may be reasonably requested by Purchaser to effectuate or evidence the transactions contemplated hereby.

(iii)                               Purchaser shall:

A.                                    deliver to Seller payment of the Base Cash Consideration less the Escrow Amount by wire transfer in immediately available funds;

B.                                    deliver to the Escrow Agent the Escrow Amount;

C.                                    deliver to Seller and the Escrow Agent a copy of the Escrow Agreement, duly executed by Purchaser;

D.                                    deliver to Seller a certificate of existence and good standing for the Purchaser issued by the Secretary of State of its jurisdiction of formation;

E.                                     deliver to Seller true and complete copies of (1) duly adopted resolutions of the Board of Directors of Purchaser Guarantor certified by the Secretary or Assistant Secretary of Purchaser Guarantor as of the Closing Date, authorizing and approving the execution and delivery of this Agreement by Purchaser Guarantor and the performance of Purchaser Guarantor’s obligations hereunder, and (2) a duly executed written consent of the Sole Manager of Purchaser as of the Closing Date, authorizing and approving the execution and delivery of this Agreement by Purchaser and the performance of Purchaser’s obligations hereunder;

F.                                      deliver to Seller a certificate from an officer of Purchaser, given by him or her on behalf of Purchaser, and not in his or her individual capacity, in form and substance reasonably satisfactory to Seller certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied;

G.                                    deliver to Seller a counterpart to the Transition Services Agreement duly executed by Purchaser;

H.                                   deliver to Seller evidence in form and substance reasonably satisfactory to Seller that Purchaser has provided substitute collateral sufficient to cause or otherwise has caused Seller Guarantor and any subsidiaries thereof (other than the Companies) to be fully released from each of the agreements, contracts, insurance policies and letters of credit listed on Schedule 1.7(a)(iii); and

I.                                        such other agreements, certificates and documents as may be reasonably requested by Seller to effectuate or evidence the transactions contemplated hereby;

(b)                                 All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing to the extent permitted by Law).

(c)                                  Each party shall, at the request of any other party from time to time from and after the Closing, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances, and assurances and take such other actions as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, the Interests, or otherwise to satisfy and perform the obligations of such party hereunder.

2.                                      ADDITIONAL AGREEMENTS.

2.1                               Purchaser’s Access and Inspection.  Subject to Purchaser’s confidentiality obligations set forth below in this Section 2.1 and in the Confidentiality Agreement dated March 19, 2013 between Purchaser Guarantor and Seller Guarantor (the “Confidentiality Agreement”), Seller and each Company shall provide Purchaser its financing sources and their respective accountants, counsel and other representatives (collectively the “Permitted Parties”) reasonable access during normal business hours from and after the date hereof until the Closing to the Companies and their respective facilities, equipment and other properties, books and records, Contracts, commitments, Tax Returns (if any) and employees of the Companies designated by each respective Company, and shall furnish the Permitted Parties with all financial and operating data and other information currently in Seller’s (or the Companies’) possession concerning either Company or the Business as Purchaser may reasonably request, for the purpose of making such investigation as Purchaser may desire.  Any reports and analysis obtained or created by Purchaser shall be kept confidential by Purchaser and not disclosed to any Person, or Governmental Authority (other than to an authorized representative of a Permitted Party) without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

2.2                               Confidential Information.  Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Seller Guarantor, Seller and each of the Companies acknowledge and agree that from and after the date hereof, Purchaser and its representatives shall be permitted (a) to disclose Confidential Information (as defined in the Confidentiality Agreement) to any of Purchaser’s or Purchaser Guarantor’s auditors, underwriters, lenders, financing sources, investors, potential investors or other agents, in each case so long as the recipient is informed of the confidential nature of the information and (b) to use any such Confidential Information in the ordinary course in connection with financing or other activities (including for purposes of third-party due diligence) or as otherwise required by applicable Law or the rules and regulations of any securities exchange upon which securities of Parent or Parent Guarantor are listed.

2.3                               Regulatory Filings.  Seller and Purchaser shall cooperate with one another in (i) determining whether any action, consent, approval or waiver by or in respect of, or filing with, any Governmental Authority is required in connection with this Agreement or the consummation of the transactions contemplated herein and (ii) taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  In furtherance and not in limitation of the foregoing, Purchaser and Seller agree to make (or cause to be made) any required filing of a Notification and Report Form pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and appropriate filings under any other Laws (including the Sherman Act, as amended, the Clayton Act, as amended and the Federal Trade Commission Act, as amended) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (“Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten (10) Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Antitrust Laws and to use its commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided, however, that neither Seller, the Companies nor their respective Affiliates shall be under any obligation to divest or hold separate any assets, enter or consent to any settlement or decree or expend any sums to comply with this Section 2.3 (other than attorneys’ fees and expenses and filing fees in connection with such filing).  Any filing fees incurred in connection with the performance of this Section 2.3 shall be borne by Purchaser.  Purchaser and Seller shall use their respective commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and to (i) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority (as defined below) in respect of such filings; and (ii) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings.  Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of Purchaser, either Company or any of their respective Affiliates; (ii) causes Purchaser or any of its Affiliates to litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated hereby as violative of the HSR Act or other Law; (iii) subjects Purchaser or any of its Affiliates to liability or (iv) limits Purchaser’s freedom of action with respect to, or its ability to retain, the ownership of the Interests, the businesses of either Company or any portion thereof or any of Purchaser’s or its Affiliates’ assets or businesses.  “Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal or similar body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

2.4                               Cooperation.

(a)                                 The parties shall reasonably cooperate with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their commercially reasonable efforts to, subject to satisfaction or waiver of the conditions specified herein, consummate the transactions contemplated herein when required and to fulfill or cause to be fulfilled their obligations hereunder, including, without limitation, using commercially reasonable efforts to cause to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby.

(b)                                 Seller shall take all actions required such that all Encumbrances on each and every asset or equity security of the Companies and all Credit Support Obligations shall be released and terminated automatically as of the Closing without further action on the part of any of the Companies or any other Person and without further liability to Purchaser or the Companies. When used herein, “Credit Support Obligations” means all guarantees, assurances and other credit support provided by the Companies, in each case to support obligations of Seller Guarantor, Seller or any of their respective Affiliates (the “Credit Support Obligations”) and all guarantees, security agreements, pledge agreements, trust agreements and other documents, instruments and financing statements providing for a pledge of any capital stock or other equity interests of either Company, granting an Encumbrance over any assets of either Company or otherwise providing for any guarantee or other Credit Support Obligations by either Company with respect to or securing obligations of Seller Guarantor, Seller or any of their respective Affiliates.

(c)                                  Prior to the Closing, Seller shall provide reasonable cooperation, and shall cause the Companies and their respective representatives to provide reasonable cooperation, to Purchaser, its Affiliates and their respective representatives in connection with joining the Companies and/or their assets to the Purchaser’s and its Affiliates’ debt documents effective as of or immediately after the Closing.

(d)                                 All Contracts between Seller, Seller Guarantor or any of their Subsidiaries, on the one hand, and either of the Companies, on the other hand, shall be terminated prior to Closing and all Liabilities arising thereunder and any other intercompany accounts, indebtedness, liabilities, or obligations shall be fully discharged prior to the Adjustment Calculation Time, except for the Contracts set forth on Schedule 2.4(d)(i) attached hereto (the “Specified Affiliate Contracts”), each of which will survive the Closing in accordance with its terms.  At or prior to Closing, Seller shall cause each confidentiality and invention assignment agreement (if any) between Seller, Seller Guarantor or any of their Subsidiaries, on the one hand, and any employee of the Companies whose duties include design or engineering of products or creation of Intellectual Property, on the other hand, and each of the Contracts set forth on Schedule 2.4(d)(ii) (collectively, the “Assigned Contracts”) to be assigned in their entirety to Purchaser (or any Person designated by Purchaser).  Except for (i) any Assigned Contract and (ii) any Shared Contract (as defined below), the parties hereto agree to cooperate and use their reasonable best efforts to effect the separation of any contract that applies to the operation of the business to which Seller or any of its Subsidiaries (other than the Companies) is a party (each such Contract a “Shared Contract”), such that the Companies shall be a party to a separate agreement directly with the relevant third party(ies).

(e)                                  From and after the Closing, to the extent paid to Seller or any of its Affiliates, Seller shall promptly (and in any event within five (5) Business Days after receipt thereof) pay or cause to be paid to Purchaser all accounts receivable included in the calculation of Closing Date Working Capital and all other accounts receivable or sales generated from the operation of the Companies from and after the Adjustment Calculation Time.

2.5                               Expenses.  Except as otherwise provided herein, all expenses incurred by Purchaser in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated herein, including, without limitation, all fees and expenses of agents, brokers, representatives, counsel and accountants for Purchaser, shall be paid by Purchaser.  Except as otherwise provided herein, all expenses incurred by Seller or the Companies in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated herein including, without limitation, all fees and expenses of Moelis & Company (the “Seller’s Broker”), and any other agents, representatives, counsel and accountants for Seller’s shall be the liability of and paid by Seller, and shall not constitute liabilities of either Company.

2.6                               Publicity.  Except as required by applicable Law or the rules and regulations of any securities exchange upon which securities of any Party or any of its Affiliates are listed, all press releases and other public announcements relating to the subject matter hereof shall be made only with the mutual agreement of the parties hereto.  Notwithstanding anything to the contrary, Purchaser shall be allowed to disclose this Agreement and the transactions contemplated hereby, including, for the avoidance of doubt, the identities of the parties as well as the terms of this Agreement, including the Base Cash Consideration and the Purchase Price, (i) as required by applicable Law or the rules and regulations of any securities exchange upon which securities of any party are listed, (ii) to representatives and employees of Purchaser or its Affiliates, (iii) in connection with summary information about Purchaser’s or any of Purchaser’s Affiliates’ financial condition, (iv) to any of Purchaser’s Affiliates, auditors, attorneys, underwriters, lenders, financing sources, investors, potential investors or other agents, and (v) as required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that in the case of disclosures made pursuant to clauses (ii) through (v), the recipient is informed of the confidential nature of such information.

2.7                               Tax Matters.

(a)                                 Seller hereby indemnifies the Purchaser Indemnitees and holds them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than either Company) imposed on either Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that (y) Seller shall be liable for Taxes only to the extent that such Taxes were not included as liabilities  in calculating the Closing Date Working Capital and (z) Seller shall have no liability for any Taxes or any loss, claim, liability, expense, or other damage with respect to Taxes that are (I) attributable to any transaction outside of the ordinary course of business entered into by Purchaser or its Affiliates or at the direction of Purchaser or its Affiliates that occurs on the Closing Date or after the Closing or (II) attributable to Taxes with respect to any taxable period or portion thereof beginning after the Closing Date.

(b)                                 Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of each Company for all periods ending on or prior to the Closing Date, regardless of when they are to be filed.  Seller shall timely pay all Taxes (as defined below) to the extent they were not taken into account in calculating the Closing Date Working Capital attributable to the Companies with respect to such periods.

(c)                                  Purchaser shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable comment of Seller with respect to Tax Returns for a Straddle Period (as defined below), all Tax Returns of each Company for all taxable periods ending after the Closing Date.  Purchaser shall pay the full amount of any Taxes attributable to each Company for taxable periods (or portion thereof) beginning after the Adjustment Calculation Time.  Seller shall be responsible for a portion of all Taxes which are attributable to any taxable period which begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) that were not paid on or prior to the Adjustment Calculation Time or taken into account in determining the Closing Date Working Capital and shall, pursuant to Section 2.7(a), be responsible for all Taxes attributable to any Tax period ending on or before the Closing Date.  The portion of any Tax payable with respect to a Straddle Period will be allocated between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 2.7(c).  The portion of such Tax allocated to the Pre-Closing Straddle Period will be (i) in the case of Taxes that are based upon or related to income or gross receipts sales or use Taxes or employment or payroll Taxes, deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date; and (ii) in the case of any Taxes other than those Taxes based upon or related to income or gross receipts, sales or use Taxes or employment or payroll Taxes, deemed to be the amount of such Taxes for the Straddle Period, multiplied by a fraction the numerator of which is the total number of days in such Straddle Period from the beginning of such Straddle Period up to and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period.  The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.

(d)                                 Each party hereto shall, and shall cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or, subject to Section 2.7(e), in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually-convenient basis at its cost to provide explanation of any documents or information so provided.  Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Agreement shall bear all costs of preparing and filing such Tax Returns.  Any Tax Return to be prepared pursuant to the provisions of this Section 2.7 that is with respect to any taxable period ending on or before the Closing Date or the Pre-Closing Straddle Period shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Law or fact.  Except as otherwise set forth herein, for purposes of this Agreement, the term “Affiliate” or “Affiliates,” with respect to any Person, shall mean any person controlling, controlled by, or under common control with such person, and “control” means, with respect to any person, the ability to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise.

(e)                                  Each party hereto shall, on receiving a notice of audit of either Company, from any federal, state, local, or foreign government or any agency or political subdivision of any such government, notify the other party if such audit is with respect to taxable years or periods up to and including the Closing Date.  Should the audit be with respect to years or periods up to and including the Closing Date, Seller shall have the right to participate in any such audit at its expense; provided, however, Purchaser shall control such audit.

(f)                                   Any refunds of Taxes attributable to a Taxable period (or portion thereof) ending on or prior to the Closing Date shall be attributed to Seller’s account, and Purchaser shall pay, or cause to be paid, any such refunds to Seller within ten (10) days of receipt thereof net of any Tax incurred upon receipt of such refunds, costs incurred in acquiring such refunds, any withholding Taxes due, and any amounts included in determining the final Purchase Price.  If there is a subsequent reduction of any such refund of Tax by a Governmental Authority (or by virtue of a change in applicable Tax law), then the Seller shall pay to Purchaser an amount equal to such reduction.

(g)                                  No amended Tax Return with respect to a Taxable period beginning prior to the Closing Date shall be filed by or on behalf of either Company without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(h)                                 All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”) shall be borne 50% by Purchaser and 50% by Seller.

(i)                                     All tax-sharing agreements or similar agreements with respect to or involving either Company shall be terminated as of the Closing Date and, after the Closing Date, neither Company shall not be bound thereby or have any liability thereunder.

2.8                               Access.  The Purchaser hereby agrees that, for a period of six (6) years after the Closing, Seller or its representatives shall have reasonable access to records of each Company which are necessary for Seller’s or its members’ compliance with Tax Law or other legitimate business purposes (including, without limitation, in connection with litigation upon reasonable prior notice at reasonable times during regular business hours).  Such access shall include an opportunity to make photocopies of such records (at the requesting party’s expense).  Seller and its representatives shall maintain the confidentiality of the contents of such records.

2.9                               Employee Benefits Continuation.  For a period of not less than one (1) year from and after the Closing Date, Purchaser shall (or shall cause each Company to) provide to such Company’s existing employees (hereafter, the “Continuing Employees”), while they are employed by such Company, with employee benefits (including severance benefits) and base compensation and bonus opportunities (other than retention arrangements that are not set forth on Schedule 3.12(v) and equity incentive arrangements but including the quarterly cash incentive plans disclosed on Schedule 3.3) substantially comparable in the aggregate to those provided by such Company immediately prior to the Closing Date, including the quarterly cash incentive plan of each Company; provided that (x) each Company shall be obligated to pay to the Continuing Employees all bonus payments that have been accrued by the applicable Company on the Closing Statement and (y) Purchaser shall cause the Companies to maintain each Company’s existing group medical plan through and including December 31, 2013.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) except as expressly provided above with respect to the Companies’ existing group medical plans and for any Contract disclosed on Schedule 3.12(v), shall alter or limit Purchaser’s, any Company’s or any of  their affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

2.10                        Insurance Matters.  Without in any way limiting or amending any other rights that Purchaser or any other Purchaser Indemnitees may have under this Agreement or in any other Transaction Document (e.g., because the matter giving rise to such claim is a matter for which the Purchaser Indemnitees are entitled to indemnification in accordance with this Agreement) with respect to the matter giving rise to such claim, to the extent included in the calculation of the Closing Date Working Capital or with respect to unknown third party claims of the Company or unknown amounts with respect to known and accrued for claims, the Companies shall continue to be responsible for any and all liabilities, obligations, costs, fees, expenses, fines or third-party claims of the Companies under any insurance policy maintained by Seller that may provide coverage for claims relating in any way to the Companies prior to the Closing (“Seller Policies”).  With respect to the general liability policies and umbrella liability policies maintained by Seller or its parent for the benefit of the Companies, Seller agrees to cooperate and assist Purchaser in tendering appropriate claims against such policies with respect to matters that occur prior to the Adjustment Calculation Time. To the extent requested by Purchaser, at Closing, Seller shall assign to Purchaser such (i) property and equipment breakdown insurance policies and (ii) workers compensation policies  maintained by Seller or its parent on behalf of the Companies (as they apply to the Companies) subject to any requirements imposed by the insurers.

2.11                        Escrow.  At Closing, Purchaser shall deliver to Wells Fargo, N.A. (the “Escrow Agent”) an amount equal to Five Million One Hundred Thousand and No/100ths Dollars ($5,100,000) (the “Escrow Amount”, and together with any interest or other earnings thereon, collectively, the “Escrow Funds”) by certified or bank cashier’s check or wire transfer, which Escrow Funds shall be held back from the Purchase Price for a period of two (2) years following the Closing pursuant to the terms of the Escrow Agreement to be entered into as of the Closing Date (the “Escrow Agreement”) in a form to be agreed upon between Purchaser and Seller.  The Escrow Funds shall be governed by and in accordance with the terms of the Escrow Agreement and may be drawn upon by Purchaser in payment of any Losses incurred by Purchaser or the Company arising out of, based upon, relating to, or in connection with (i) any Working Capital Adjustment payable to Purchaser pursuant to Section 1.4(f), above (to the extent such amounts have not been paid by Seller within the ten-day period set forth in Section 1.4(f)), or (ii) claims for indemnification under Section 9.1, in each case subject to the procedures and limitations set forth herein or in the Escrow Agreement.  The Escrow Agent shall deliver to Seller the amount of remaining Escrow Funds held in escrow on the date which is two (2) years from the Closing Date except to the extent, prior to said date, Purchaser provides to Escrow Agent and Seller a written statement executed by Purchaser setting forth any pending or threatened claims or other matters in the categories provided in parts (i)-(ii) of this Section 2.11. Purchaser and Seller shall each be responsible for fifty percent (50%) of all costs and expenses of the Escrow Agent. Seller shall remain in existence and in good standing so long as the Escrow Agreement remains in effect.  Notwithstanding the foregoing, within five (5) business days after request by Seller, but in no event before the first anniversary of the Escrow Agreement, Seller may instruct the Escrow Agent to release to Seller an amount (if greater than zero) equal to (i) $2,550,000 minus (ii) the aggregate amount of any outstanding and unresolved claims received by the Escrow Agent on or prior to the first anniversary of Closing minus the aggregate amount released from the Escrow Account to Purchaser Indemnitees prior to the first anniversary of Closing.  All parties hereto agree for all Tax purposes that: (i) Purchaser shall be treated as the owner of the Escrow Funds, or any portion thereof, shall be allocable to Purchaser pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Escrow Funds is actually distributed to Seller, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) Seller’s right to the Escrow Funds under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iv) in no event shall the aggregate payments under the Escrow Funds to Seller exceed $5,800,000.  Clause (iv) of the preceding sentence is intended to ensure that the right of Seller to the Escrow Funds is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulation promulgated thereunder. No party hereto shall take any action or filing position for Tax purposes inconsistent with the foregoing.

2.12                        Purchaser Guaranty.

(a)                                 Purchaser Guarantor hereby irrevocably and unconditionally guarantees to Seller, the performance, if and when due, of Purchaser’s obligation to pay the Base Cash Consideration at the Closing on the terms and subject to the conditions contained herein.

Purchaser Guarantor shall cause Purchaser to perform all of its agreement, covenants and obligations under this Agreement on a timely basis.  Purchaser Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 2.12 or elsewhere in this Agreement.

(b)                                 Purchaser Guarantor hereby represents and warrants to Seller that (i) the execution, delivery and performance by Purchaser Guarantor of this Agreement are within Purchaser Guarantor’s legal right, power and authority, (ii) no other action on the part of Purchaser Guarantor is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder, (iii) this Agreement has been duly executed and delivered by Purchaser Guarantor and constitutes a valid and legally binding obligation of Purchaser Guarantor, enforceable in accordance with its terms and conditions, and (iv) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any violation of any judgment, injunction, ruling, order, charge or decree entered with respect to Purchaser Guarantor, (B) result in any violation of any Law, license or permit applicable to Purchaser Guarantor, (C) require any authorization, consent, approval, exemption or other action of or by or notice declaration to, or filing with, any Governmental Authority or other Person, or (D) provide any Governmental Authority or other Person the right to withdraw, revoke, suspend, cancel, terminate or modify any consent, contract, agreement, credit agreement, license, permit, waiver or other authorization issued or originated previously.

2.13                        Seller Guaranty.

(a)                                 Seller Guarantor hereby irrevocably guarantees, absolutely and unconditionally, to Purchaser the full and complete performance by Seller of its obligations under this Agreement and shall be liable for Seller’s obligation with respect to any breach of any representation, warranty, covenant or obligation of Seller under this Agreement.  Seller Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 2.13 or elsewhere in this Agreement.

(b)                                 Seller Guarantor hereby represents and warrants to Purchaser that (i) the execution, delivery and performance by Seller Guarantor of this Agreement are within Seller Guarantor’s legal right, power and authority, (ii) no other action on the part of Seller Guarantor is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder, (iii) this Agreement has been duly executed and delivered by Seller Guarantor and constitutes a valid and legally binding obligation of Seller Guarantor, enforceable in accordance with its terms and conditions, and (iv) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any violation of any judgment, injunction, ruling, order, charge or decree entered with respect to Seller Guarantor, (B) result in any violation of any Law, license or permit applicable to Seller Guarantor, (C) require any authorization, consent, approval, exemption or other action of or by or notice declaration to, or filing with, any Governmental Authority or other Person, or (D) provide any Governmental Authority or other Person the right to withdraw, revoke, suspend, cancel, terminate or modify any consent, contract, agreement, credit agreement, license, permit, waiver or other authorization issued or originated previously.

2.14                        Exclusivity.  Neither Seller nor any Company shall, and each shall cause all of its respective Affiliates, representatives, officers, employees, stockholders, directors and agents not to, directly or indirectly, (i) solicit, initiate, encourage or discuss any proposal or offer from any Person (other than the Purchaser in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any Company Transaction or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser) to do or seek to do any of the foregoing. Seller shall vote, in its capacity as a member of any Company, in favor of any such Company Transaction. For purposes of this Agreement, “Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization of either Company, (b) merger or consolidation involving either Company, (c) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of either Company, or (d) similar transaction or business combination involving either Company or its businesses or assets.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE COMPANIES.  To induce Purchaser to enter into this Agreement and to purchase the Interests, Seller hereby represents and warrants to Purchaser as follows:

3.1                               Disclosure Schedules.  Attached hereto are the Disclosure Schedules of Seller containing certain information regarding Seller, the Companies and the Business as specified in various provisions in this Agreement.  Information contained in the Disclosure Schedules shall be deemed to be part of and qualify the representations and warranties of Seller contained in this Article 3 to the extent that that the applicability of such information to a particular representation or warranty is reasonably apparent from the face of the disclosure thereof.  Unless otherwise indicated, all capitalized terms used in the Disclosure Schedules shall have the meanings set forth in this Agreement.

3.2                               Organization and Compliance.

(a)                                 Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal office and places of business at the location specified in Schedule 3.2(a).  Neither Company has any interest, direct or indirect, nor does either Company control, directly or indirectly, or have any equity participation, directly or indirectly, or have any commitment or right to purchase or otherwise acquire any interest, direct or indirect, or obligation to provide funds to or make any investment in any other corporation, limited liability company, partnership, joint venture or other business enterprise.  Each Company has all requisite limited liability company power and authority and is entitled to own or lease its respective properties and carry on the Business (as presently conducted) as and in all places where such Business is now conducted and such properties are validly owned or leased.

(b)                                 Each Company is duly licensed, in good standing and qualified or domesticated as a foreign limited liability company in the jurisdictions listed in Schedule 3.2(b),

which are the only jurisdictions where the character of the property owned by it or the nature of the Business as conducted by it makes such license, qualification or domestication necessary, except where the failure to be so licensed, in good standing and qualified or domesticated would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  True, correct and complete copies of the organizational documents of each Company have been previously made available to Purchaser.

(c)                                  As used in this Agreement, “Material Adverse Effect” means a material adverse effect on (x) the Companies’ assets, liabilities, business, operations, financial condition or results of operations of the Business, taken as a whole or (y) the ability of Seller to enter into this Agreement or to consummate the transactions contemplated hereby; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any effect resulting from (a) any change in economic or regulatory conditions that generally affect the industry or segment in which each Company operates (including changes in the lumber or plywood business), the wholesale or retail markets for fuel supply, markets for other supplies and commodities, the transportation systems, interest rates, or consumer confidence); (b) any change in general social or political conditions, including acts of war or terrorist activities, (c) any change in any Laws (including Environmental Laws), (d) any effects of weather or meteorological events, (e) any events, circumstances, changes or effects affecting the securities markets generally, (f) any change in the financial condition or results of operation of either Company resulting from the announcement of the transactions contemplated hereby, (g) compliance with the terms of this Agreement and (h) any actions to be taken pursuant to or in accordance with this Agreement; provided, further, that in the case of the foregoing clauses (a) and (e) such matter shall be taken into account to the extent that any such matters disproportionately impact the Companies (taken as a whole) relative to other businesses in the industries in which the Companies operate.

3.3                               Capitalization of each Company.

(a)                                 The Interests are the only limited liability company membership or other equity interests of either Company that are authorized, issued or outstanding as of the date hereof and as of the Closing Date.  Except for liens to be released at Closing, the respective Interests are validly issued and outstanding and are owned beneficially and of record by Seller free and clear of any mortgage, security interest, collateral assignment, pledge, lien, charge, claim, lease, conditional sale or other title retention agreement, easement, limitation, commitment, encroachment, restriction or other encumbrance (each an “Encumbrance” and collectively, the “Encumbrances”). No limited liability company membership or other equity interests of either Company are reserved for issuance and there are no issued and outstanding contracts, demands, commitments, options, warrants, rights of first refusal, offers, subscriptions, preemptive rights, claims of any character or other agreements or understandings to which either Company is bound relating to the limited liability company membership or other equity interests of such Company (including, without limitation, the applicable Interests) or pursuant to which such Company is or may become obligated to sell, transfer, encumber, assign, issue or exchange any limited liability company membership or other equity interests in such Company or by which any Person or entity has any right to acquire an interest in any limited liability company membership or other equity interests of such Company.  Except as provided in Moncure’s Certificate of Formation, Chester’s Certificate of Formation (collectively the “Company Certificates of Formation”),

Moncure’s Limited Liability Company Agreement (as amended, the “Moncure LLC Agreement”), Chester’s Limited Liability Company Agreement (as amended, the “Chester LLC Agreement” and together with the Moncure LLC Agreement, collectively the “Company LLC Agreements”), no portion of the applicable Interests or other limited liability company membership or other equity interests of such Company are subject to, and Seller is not a party to, any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

(b)                                 Except as set forth on Schedule 3.3, there are no unit appreciation, phantom unit, profit participation or similar right with respect to either Company.

3.4                               Enforceability of Agreement.  Each Company has the full limited liability company power and authority to enter into and execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  This Agreement and the other Transaction Documents to which each Company is or will be a party and all transactions required hereunder or thereunder to be performed by each Company have been duly and validly authorized and approved by all necessary limited liability company action on the part of such Company.  This Agreement constitutes, and when executed and delivered all other Transaction Documents to which such Company is or will be a party will constitute, the valid and legally binding obligation of such Company, subject to general equity principles, each enforceable in accordance with its respective  terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the rights of creditors generally.

3.5                               No Inconsistent Obligations.  Except for the Required Consents (as hereinafter defined in Section 3.6) or as otherwise disclosed in Schedule 3.5, neither the execution and delivery of this Agreement and the other Transaction Documents to which each Company is or will be a party, nor the consummation of the transactions contemplated herein or therein will (with or without notice or consent or the passage of time or all):  (a) contravene, conflict with or result in a violation or breach of any Law, Permit or applicable judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on either Company or their respective properties; or (b) contravene, conflict with or result in a violation or breach of, or constitute a default under or give rise to any right of termination, cancellation, modification of, acceleration with respect to, or result in the obligation to make any payment (including, without limitation, any change of control, severance or similar payments), or result in the creation of any Encumbrance upon the assets of either Company, under any term or provision of: (i) the Certificates of Formation or Company LLC Agreements, (ii) any Contract of either Company, or (iii) any other commitment or restriction, in each case to which either Company is a party or by which any of either Company’s assets are subject or bound.

3.6                               Consents.  Except as set forth on Schedule 3.6 or the requirements of the HSR Act or other regulatory Laws and except to the extent resulting from any facts and circumstances relating solely to Purchaser, the execution and delivery of this Agreement and the other Transaction Documents to which such Company is or will be a party by the Companies and the consummation of the transactions contemplated by this Agreement do not require the consent, registration, approval or action of, or any filing with or notice to (with or without the passage of time): (a) any Governmental Authority, except where the failure to obtain such consent, registration, approval or action or make such filing or notice would not reasonably be expected to have a Material Adverse Effect or (b) any Person pursuant to or under any lease, indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment to which either Company is a party or by which any of such Company’s assets is subject or bound except where the failure to obtain such consent or approval would not be material (such consents set forth in Schedule 3.6, the “Required Consents”).

3.7                               Possession of Franchises, Licenses, Etc.  Except as set forth in Schedule 3.7, each Company holds and has held at all times during the past two (2) years, all material permits, licenses, registrations, franchises, approvals, exemptions, certifications, consents and other authorizations of Government Authorities (“Permits”) necessary to own, use, maintain, lease or otherwise operate the Business as presently conducted by such Company.  Except as set forth on Schedule 3.7, to Seller’s knowledge, all of the material Permits are valid and are in full force and effect and no event of default has occurred relating thereto, and no notices have been received by Seller or either Company alleging failure to hold any of the foregoing.  All Permits are set forth on Schedule 3.7 (except for Permits issued under or pursuant to applicable Environmental Laws which are set forth in Schedule 3.17).

3.8                               Title to Properties.  Each Company has good, valid and marketable title to or valid leasehold interest in all of the assets, real and personal, moveable and immovable, tangible and intangible reflected in the Financial Statements, free and clear of any Encumbrances, other than those Encumbrances set forth on Schedule 3.8 and the Permitted Encumbrances.  For the purposes of this Agreement, “Permitted Encumbrances” shall mean: (a) Encumbrances imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith (and for which adequate reserves are maintained on the Financial Statements); (b) Permitted Tax Encumbrances (as hereinafter defined); (c) restrictions, easements or other Encumbrances with respect to Real Property (as defined below), which do not impair the use (in the manner currently used) or value of the estate to which they relate in any material respect; and (d) the liens set forth in Schedule 3.8.  For the purposes of this Agreement, “Permitted Tax Encumbrances” shall mean: (a) liens securing the payment of Taxes which are either not delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained on the Financial Statements; and (b) liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Company and for which adequate reserves are maintained on the Financial Statements.

3.9                               Personal Property.  Except as set forth in Schedule 3.9, all of the machinery, equipment, vehicles, and other tangible personal property owned or leased and operated by each Company (“Personal Property”) is, and at all times during the past two (2) years has been operated in all material respects in conformity with all applicable Laws, including, without limitation, all applicable building and zoning laws, ordinances, and regulations.  OTHER THAN AS SET FORTH IN THIS ARTICLE 3, SELLER AND EACH COMPANY DISCLAIM ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO

PERSONAL PROPERTY AND ASSETS OF EACH COMPANY, INCLUDING WITHOUT LIMITATION:  (I) ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE; AND (II) ANY WARRANTY OF MERCHANTABILITY.

3.10                        Real Property.  (a)  Set forth on Schedule 3.10(a) is the legal description of all real property, which is (i) leased by either Company (the “Leased Real Property”) or (ii) owned by either Company (the “Owned Real Property” and together with the Leased Real Property, collectively the “Real Property”), each as indicated on such Schedule.

(b)                                 With respect to each lease for Leased Real Property (collectively the “Leases”): (i) such Lease represents the legal, valid and binding obligations of and is enforceable against the Company party thereto and, to the knowledge of Seller, represents the legal, valid and binding obligations of and is enforceable against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) as of the date hereof, the applicable Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the knowledge of Seller, there are no disputes with respect to such Lease; (iii) neither the applicable Company nor, to the knowledge of Seller, any other party to the Lease is in breach or default (with notice or lapse of time, or both, would constitute a default under such Lease, and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) to the knowledge of Seller, no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (v) the applicable Company has not subleased, licensed or otherwise granted any Person any contractual right to use or occupy such Leased Real Property or any portion thereof.  The Companies have furnished or made available to Purchaser a true, correct and complete copy of all Leases.

(c)                                  Moncure has good and marketable fee simple title to all the Owned Real Property, and to all buildings, structures and other improvements thereon and all fixtures thereto free and clear of all Encumbrances except for Permitted Encumbrances.  Moncure has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof.

(d)                                 No options, rights of first refusal or rights of first offer have been granted to any Person to purchase, lease or otherwise acquire any interest in the Owned Real Property or any portion thereof.

(e)                                  Except as set forth in Schedule 3.10(e), and except for environmental matters that are covered exclusively by the representations set forth in Section 3.17, to Seller’s knowledge, the present use of and improvements on the Real Property are, and have been during the previous two (2) years, in conformity in all material respects with all applicable Laws.

(f)                                   All property Taxes and assessments applicable with respect to the Owned Real Property and which are due and payable have been paid, and none of same are presently, or at Closing hereunder will be, delinquent.

(g)                                  The Real Property comprises all of the real property currently used in the Business.

Except as specifically set forth in this Agreement, no representations have been made or are made and no responsibility has been or is assumed or reserved by Seller or by any manager, member, officer, Person, firm, agent or representative acting or purporting to act on behalf of Seller, as to the condition or repair of the Real Property or the value, expense of operation, or income potential thereof, or as to any other fact or condition which has or might affect the Real Property or the condition, repair, value, expense of operation or income potential of the Real Property or any portion thereof.  EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 3.17), SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE CONDITION OF THE REAL PROPERTY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING QUALITY OF CONSTRUCTION, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND PURCHASER ACKNOWLEDGES THAT PURCHASER IS ENTERING INTO THIS AGREEMENT WITHOUT RELYING UPON ANY SUCH STATEMENT OR REPRESENTATION MADE BY SELLER, ITS AGENTS OR CONTRACTORS, OR BY ANY OTHER PERSON(S). Notwithstanding anything to the contrary contained herein, nothing in this paragraph or elsewhere in this Agreement shall limit or otherwise affect any rights or remedies of the Purchaser Indemnitees in the event of any fraud or intentional misrepresentation.

3.11                        Authority to Conduct Business and Intellectual Property Rights.

(a)                                 Except as set forth on Schedule 3.11(a), the Companies own all right, title, and interest in and to, or has the valid and enforceable right to use all of the material Intellectual Property used in the operation of the Business, free and clear of all Encumbrances (collectively, “Company Intellectual Property”).

(b)                                 Schedule 3.11(b) contains a complete and correct list of all (i) patented and registered Intellectual Property owned by each Company, (ii) pending applications for Intellectual Property owned or filed by each Company, and (iii) other material Intellectual Property owned or used by each Company in the Business other than shrink wrap or off-the-shelf software products.  The Companies are not a party to, either as licensor or licensee, and not otherwise bound by or subject to, any license agreement or other agreement related to Intellectual Property, except as described in Schedule 3.11(b).

(c)                                  Except as set forth in Schedule 3.11(c), there are no pending, or, to the knowledge of either Company, threatened claims against such Company or any of its respective employees challenging the validity, enforceability, ownership or use of any of such Company’s Intellectual Property or alleging that the operation of the Business infringes, misappropriates, or otherwise conflicts with the Intellectual Property of another Person (including any demands or offers to license any Intellectual Property).

(d)                                 To Seller’s knowledge, the operation of the Business as conducted by each Company prior to Closing does not infringe, misappropriate, or otherwise violate any Intellectual Property of another Person.  To Seller’s knowledge, no third party has infringed, misappropriated, or otherwise conflicted with, or is infringing, misappropriating, or otherwise conflicting with, any of the Company Intellectual Property.

(e)                                  “Intellectual Property” means (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations in part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade names, logos, and corporate names and registrations and applications for registration thereof, (iii) Internet domain names, and (iv) copyrights (registered or unregistered).

3.12                        Material Contracts.  Schedule 3.12(a) sets forth a listing of all of the following types of contracts, agreements, arrangements, understandings, commitments, subcontracts, leases, subleases, licenses, sublicenses, purchase orders or other legally binding promises or obligations, whether written or oral (“Contracts”), of each Company or by which either Company or its respective assets are bound as of the date hereof:

(a)                                 (i) each Contract for the purchase by a Company of machinery, equipment or other personal property (including timber procurement contracts) other than those Contracts that are not for, or could not reasonably be expected to involve, amounts in excess of $1,000,000; (ii) each material Contract relating to any of the Intellectual Property owned or used by either Company other than commercially available shrink wrap or off-the-shelf software product; (iii) each partnership, joint venture, strategic alliance or profit sharing Contract (other than the applicable Company LLC Agreement); (iv) each Contract limiting the right of a Company to engage in or compete with any individual, partnership, joint venture, limited liability company, corporation or trust, unincorporated organization, group, or government or other department or agency thereof, or any other entity (“Person”) in any business or in any geographical area; (v) each management, employment, consulting or similar Contract involving annual compensation in excess of $250,000, and each  other retention, severance or change of control Contract with an employee of either Company; (vi) each Contract involving the settlement of any lawsuit, investigation, claim or other dispute or threatened dispute with respect to which (A) any unpaid amount as of the execution date of this Agreement exceeds $250,000, (B) conditions precedent to the settlement thereof have not been satisfied or (C) resolves a dispute with any Governmental Authority; (vii) to the extent not otherwise set forth in Schedule 3.12, each other Contract or group of related Contracts (other than inventory purchases in the ordinary course of business) that involves payments over the life thereof by either Company or to a Company in excess of $500,000 per year or $1,000,000 in the aggregate which cannot be cancelled by a Company within 30 days’ notice without premium or penalty; (viii) each pension, profit sharing, stock option, employee stock purchase or other plan or Contract providing for deferred or other compensation to employees or any other employee benefit plan or arrangement; (ix) each note, debenture, other evidence of Indebtedness or other Contract related to borrowed money or Indebtedness of either Company (other than ordinary course trade payables); (x) any collective bargaining Contracts; (xi) each Contract entered into during the previous five (5) years for the acquisition of any Person or any business unit thereof or the disposition of any material assets of either Company (other than sales of inventory in the ordinary course of business); (xii) each Contract that (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (B) involves aggregate payments in excess of $100,000 in any calendar year; and (xiii) each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000 in any calendar year.  The Contracts listed on Schedule 3.12 (or required to be listed on Schedule 3.12) are hereinafter collectively referred to as, the “Material Contracts”.

(b)                                 All of the Material Contracts listed or required to be listed on Schedule 3.12 (i) are in full force and effect (subject to expiring in accordance with their terms) and (ii) represent the legal, valid and binding obligations of and are enforceable against the Company party thereto and to the knowledge of Seller, represents the legal, valid and binding obligations of and are enforceable against the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  Except as set forth on Schedule 3.12(b), (i) neither of the Companies nor, to the knowledge of Seller, any other party thereto is in material breach of or material default under, or has failed to perform any material obligations required to be performed by it under, any Material Contract, (ii) as of the date hereof, no Company has received any written claim or notice of material breach of or material default under any Material Contract, and (iii) to the knowledge of Seller, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of, a material default under or permit the termination, modification or acceleration of any material obligation under, any Material Contract (in each case, with or without notice or lapse of time or both).  All of the Material Contracts, assuming that all the necessary consents disclosed on Schedule 3.6 have been obtained, shall continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  The Companies have made available to Purchaser true, correct and complete copies of all Material Contracts, together with all modifications and supplements thereto.

3.13                        Contingencies; Litigation.  Except as set forth in Schedule 3.13, there are no (and during the past two (2) years have not been any) actions, suits, claims, demands, audits, assessments, arbitrations, condemnations, appropriations or other proceedings at law or at equity (“Proceedings”) pending or, to the knowledge of Sellers threatened against or affecting such Company or the Business in any court or before any arbitrator, private alternative dispute resolution system or Governmental Authority.  Neither Company has been charged in writing with or received written notice of, nor to its knowledge is such Company under investigation by any Governmental Authority with respect to, any charge concerning, any violation of any provision of any Law.  There are no unsatisfied judgments against either Company, or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which either Company, or any of the assets of the Business are subject.

3.14                        Taxes.

(a)                                 Except as disclosed in Schedule 3.14: (i) all Tax Returns required to be filed by either Company have been timely filed; (ii) all Taxes which are due and payable by either Company for all periods through the date hereof, whether or not shown on any Tax Return have been paid in full; and (iii) all such Tax Returns were correct and complete in all material respects.  Seller and any Tax group of which Seller is a member has filed all material Tax Returns required to be filed by it and has paid all material Taxes due and payable by it.  For purposes of this Agreement, “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority or Law, which taxes shall include, without limitation, all and any net income, alternative or add on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee, including any liability under any state abandoned or unclaimed property, escheat or similar Law, or other like assessment or charge of any kind whatsoever.  For purposes of this Agreement, “Tax Return” shall mean any return, report or similar statements or forms (including information returns or reports) filed or required to be filed with respect to any Tax (including any attached schedules), including without limitation any information return, claim for refund, amended return or declaration of estimated Tax.

(b)                                 Neither Company is currently the beneficiary of any extension of time within which to file any Tax Return and neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No claim has been made by an authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(c)                                  Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party and has timely filed all related Tax Returns required to be filed with respect thereto.

(d)                                 Neither Company, nor any member, manager or officer (or employee responsible for Taxes) of either Company has been notified in writing that any authority intends to assess any additional Taxes for any period for which Tax Returns of such Company have been filed.  There is no dispute, claim, audit or proceeding concerning any Taxes of either Company (i) claimed or raised by any Governmental Authority in writing, (ii) threatened and as to which either Company or any of the managers or officers (or any employee responsible for Taxes) of such Company has knowledge, or (iii) currently pending.

(e)                                  There are no Liens for Taxes, other than Permitted Tax Encumbrances, on any of the assets of either Company.

(f)                                   The unpaid Taxes of the Companies (A) did not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.

(g)                                  Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) “closing agreement,” as described in Code §7121 (or any corresponding provision of state, local, or non-U.S. income Tax law), (C) installment sale or open transaction made on or prior to the Closing Date or (E) prepaid amount received on or prior to the Closing Date, including any deferred revenue.

(h)                                 Neither Company is a party to any agreement, contract, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” to any “disqualified individual” within the meaning of Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement.

(i)                                     Neither Company is a party to any Tax allocation, sharing or indemnity agreement.  Neither Company (A) has been a member of an affiliated group filing a consolidated, combined, unitary or other similar Tax Return  and (B) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  Each of the Companies has been an entity disregarded from its owner for federal and, where applicable, state and local Tax purposes since the date of its formation and neither of the Companies has ever been taxed as a corporation or partnership.

3.15                        Employment and Labor Matters.

(a)                                 Except as set forth in Schedule 3.15(a), to Seller’s knowledge, no employee of the Business has notified either Company that he or she does not plan to continue employment with such Company after the Closing Date.

(b)                                 Neither Company is a party to any collective bargaining agreement or similar agreement with any labor organization.  Except as set forth in Schedule 3.15(b), (i) no union or other labor organization has been certified or recognized by either Company as representing any Business employee nor, to the knowledge of Seller or either Company, is any union or other labor organization seeking recognition for such purpose, (ii) to the knowledge of Seller or each Company, there has been no attempt by any other union or other labor organization to organize any of such Company’s employees at any time in the past two (2) years, and (iii) there has not been at any time in the past two (2) years any strike, lock-out, work slow-down, work stoppage, any other labor dispute involving a work interruption or other material labor trouble experienced or threatened with respect to the Business.  Each Company has complied in all material respects with all obligations under the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local employment, labor or labor related Laws applicable to persons employed in connection with the Business, including, without limitation, those Laws relating to wages, hours, health and safety, payment of social security withholding and other Taxes, maintenance of workers’ compensation insurance, labor and employment relations and employment discrimination.  With respect to this transaction, any notice required under applicable Law has been or prior to Closing will be given.  Within the past two (2) years, neither Company has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any foreign, state or local law, regulation or ordinance requiring notice based on any plant closing or layoff of employees (collectively, the “WARN Act”).

3.16                        Employee Benefit Matters.

(a)                                 Schedule 3.16(a) lists all material employee benefit plans, programs, agreements, commitments and arrangements that either Company or an Affiliate thereof currently maintains or contributes to or to which either Company or any entity that is treated as a single employer with either Company pursuant to Section 414(b), (c), (m) or (o) of the Code “ERISA Affiliate”) has any obligation to contribute to, or with respect to which the Company or any ERISA Affiliate has any liability (“Plan” or “Plans”).

(b)                                 With respect to each such Plan that is not a multiemployer plan (“Multiemployer Pension Plan”), as defined in Section 3(37) of ERISA, except as set forth on Schedule 3.16(b) (i) no litigation or administrative or other proceeding is pending or to either Company’s knowledge, threatened involving such Plan; (ii) such Plan has been maintained, administered and operated in all material respects in compliance with, and has been amended to comply with all applicable Laws, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code and in compliance in all material respects with such Plan’s written terms; (iii) each Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received (or has applied for within a timely manner or has time remaining to apply for) a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master, prototype or volume submitter plan that has received a favorable opinion or advisory letter from the Internal Revenue Service to the same effect; and (iv) each Company and its respective predecessors, if any, have made and as of the Closing Date will have made all material payments and contributions (determined using the ongoing and proper actuarial and funding assumptions of the Plan) required to be made under the provisions of such Plan or required to be made under applicable Laws with respect to any period prior to the Closing Date, or in the case of any such payments or contributions not required to be made as of the Closing Date, will have properly accrued and will timely make such payments and contributions under the provisions of such Plan or as required under applicable Laws.

(c)                                  Neither Company is subject to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code, including with respect to any Multiemployer Plan, and no condition exists or will exist because of the consummation of the transactions contemplated by this Agreement that does or will present a material risk to either Company, Seller or any ERISA Affiliate of incurring any such liability.  No lien on the assets of either Company or any ERISA Affiliate exists or is reasonably expected to arise on account of ERISA or the Code.

(d)                                 Except as set forth on Schedule 3.16(d), no Plan is or was a Multiemployer Pension Plan.

(e)                                  Except as set forth on Schedule 3.16(e), no Plan that is an “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, provides medical or life insurance benefits to retired or other former employees or their beneficiaries, other than as required under applicable Law.

(f)                                   Except as set forth on Schedule 3.16(f), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, manager or officer to severance, retention or bonus pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount of compensation due or accelerate the vesting of benefits to any such employee, director, manager or officer, or (iii) accelerate the time of payment or vesting under any Plan, except as required under the terms of such Plan with respect to which neither Company nor Purchaser would reasonably be expected to incur any cost, expense or liability.

(g)                                  There is no action, suit, proceeding, hearing, audit, investigation or claim (other than routine claims for benefits) pending or, to the knowledge of either Company, threatened with respect to any Plan.

3.17                        Environmental Matters.  Except as set forth in Schedule 3.17:

(a)                                 Each Company has for the past two (2) years complied in all material respects with and is in compliance in all material respects with all applicable Environmental Laws.  Each Company has obtained, maintains, has for the past two (2) years complied in all material respects with and is in compliance in all material respects with, all Permits required pursuant to Environmental Laws for operations of such Company and its respective Business and its respective occupation of Real Property.  For purposes of this Agreement, “Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, in each case as in effect prior to or as of the Closing Date.

(b)                                 Neither Company has received any written notice, report or information regarding any actual or alleged violation of, or any liabilities or potential liabilities arising under, Environmental Laws, relating to such Company, or any of its respective predecessors or Seller, or the Real Property.

(c)                                  Neither Company nor any of its respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal or treatment of, transported, handled, released, or exposed any Person to, any Hazardous Material, so as to give rise to any liabilities (contingent or otherwise) of such Company under Environmental Laws.

(d)                                 No release of Hazardous Materials has occurred in, at, under, on or from the Real Property during Seller’s ownership of the Company or, to the knowledge of Seller, at any time prior thereto, and, to the knowledge of Seller, no Hazardous Materials contamination is present at the Real Property, in each case so as to give rise to any liabilities (contingent or otherwise) for either Company under Environmental Laws.  For purposes of this Agreement, “Hazardous Materials” means hazardous substances (as defined in the Comprehensive

Environmental Response, Compensation and Liability Act), solid waste, petroleum (including crude oil and any fraction thereof), and all other hazardous or toxic wastes, materials, and substances defined, listed or regulated under, or that may serve as a basis for liability under, Environmental Laws.

3.18                        Compliance with Laws.  Except as disclosed on Schedule 3.18 and except for Tax matters and environmental matters that are covered exclusively by the representations set forth in Sections 3.14 and 3.17, respectively: (a) each Company is, and at all times during the past two (2) years has been, in material compliance with all Laws; (b) neither Company has at any time in the past two (2) years been given notice or been charged with the violation of any requirement of any Law; and (c) neither Company is, and at all times during the past two (2) years has been, subject to any liability for past or continuing violation of any Law.  Except as disclosed in Schedule 3.18, no investigation or review by any Governmental Authority with respect to either Company or the Business is pending for which such Company has received written notice or, to the knowledge of such Company threatened, and no Governmental Authority has indicated to such Company an intention to conduct the same.  For purposes hereof, “Law” or “Laws” means all laws, statutes, rules, regulations, Permits, ordinances, orders, judgments, awards, writs, injunctions, principle of common law, treaties, consent judgments, consent orders or decrees having the effect of law of any Governmental Authority.

3.19                        Company Indebtedness.  Except as set forth on Schedule 3.19, neither Company has outstanding Indebtedness.  “Indebtedness” means, without duplication and other than owing to or in favor of either Company, (i) any indebtedness, whether or not contingent,  for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or instrument, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which a Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities which are included in the calculation of Working Capital), (iv) any commitment by which either Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by either Company, (vi) any liabilities or obligations under capitalized leases with respect to which either Company is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations such Company assures a creditor against loss (except to the extent included in the calculation of Working Capital), (vii) any indebtedness or liabilities secured by a lien on a Company’s assets, (viii) all unpaid liabilities of such Company related to currency hedges or other hedge arrangements, (ix) any capital lease obligations, and (x) any liability in respect of accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing liabilities in respect of indebtedness for borrowed money.  At Closing, the Indebtedness of the Companies shall not exceed $150,000.

3.20                        Insurance.  Schedule 3.20 sets forth, as of the date of this Agreement, all policies of insurance and other forms of insurance with respect to the properties, assets, businesses, directors and officers of the Companies, whether maintained by the Companies or by Seller or any of their respective Affiliates.  All of the insurance policies set forth or required to be set forth on Schedule 3.20 (the “Insurance Policies”) are in full force and effect as of the date of this Agreement.  The Companies, Seller and their respective Affiliates are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their respective obligations under each Insurance Policy.  None of the Companies, Seller or their respective Affiliates has received any written notice of cancellation or intent to cancel or notice of increase or intent to increase premiums with respect to such policies.  As of the date hereof, no written disallowance of, or reservation of rights letter with respect to, any material claim under any Insurance Policy has been received by either Company or Seller or any of their respective Affiliates. Neither Company has any self insurance or co-insurance programs.

3.21                        Affiliate Transactions.  Except as set forth on Schedule 3.21, no Affiliate of either Company or Seller, or any current or former employee, officer, director, manager, member, partner or stockholder, or any member of any such Person’s immediate Family, of either Company or Seller is a party to any transaction with either Company including any contract, agreement or other arrangement (oral or written) providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person that will not be terminated on or prior to the Closing Date. For purposes of Section 3.21 the term “Family” means as to any individual, any spouse, parent, sibling or child of such individual and each spouse of the foregoing, and each trust created for the benefit of one or more of such Persons.

3.22                        Financial Statements.  Attached as Schedule 3.22(a) are (a) the combined financial statements of the Companies consisting of the combined statement of assets and liabilities of the Companies as of December 30, 2012, and the combined statements of operations and cash flows for the year ended December 30, 2012, pursuant to the audit of Seller by PricewaterhouseCoopers LLP (collectively, the “Year-End Financial Statements”), and (b) the unaudited balance sheet and statement of income of each Company for the five (5) month period ended May 31, 2013, as prepared and certified by the chief financial officer of each Company (the “Interim Financial Statements” and collectively with the Year-End Financial Statements, the “Financial Statements”).  Except as set forth in Schedule 3.22(b) or in connection with the forgiveness, consolidation or closing out of certain intercompany indebtedness, collectables, receivables or trade payables between subsidiaries of Seller Guarantor, the Financial Statements (including the notes thereto, if any) are true, correct and complete, have been prepared in accordance with GAAP consistently applied during the periods involved and present fairly in all material respects the financial position, results of operations and members’ equity of each Company as of the dates indicated therein and the results of operations and cash flows for the respective periods indicated therein.  The Interim Financial Statements have been prepared by each Company in accordance with GAAP (except for the absence of a statement of retained earnings, footnote disclosures and the effects of customary year-end audit adjustments, which effects would not, alone or in the aggregate, be material), applied on a consistent basis throughout the periods covered thereby, and fairly present, in all material respects, the financial position, results of operations, members’ equity and cash flows of each Company for the respective periods indicated therein.  Except as set forth on Schedule 3.22(c), to the knowledge of Seller, no Company has any material liability (whether absolute, accrued, contingent, or otherwise), except (a) for liabilities reflected or reserved for on the liabilities side of the balance sheet included in the Year-End Financial Statements, (b) for liabilities that have arisen since December 30, 2012 in the ordinary course of business of the Companies (none of which is a liability resulting from noncompliance with any applicable Laws, breach of Contract, breach of warranty, tort, infringement or Action) and (c) as set forth in the Disclosure Schedules.

3.23                        Transaction Triggered Payments.  The Companies have not incurred any costs, fees and expenses in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants in connection with the transactions contemplated hereby) and Seller or its parent is responsible for all of such costs, fees and expenses.

3.24                        Sufficiency of Assets; Transfers.  Each Company has good, valid and marketable title to or valid leasehold interest in all of its respective assets, and such assets, together with the services to be made available to Purchaser pursuant to the Transition Services Agreement, constitute the assets and services required to permit the Business to be conducted immediately following the Closing in all material respect as it is currently being conducted.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLER.  To induce Purchaser to enter into this Agreement and to purchase the Interests, Seller, hereby represents and warrants to Purchaser as follows:

4.1                               Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly licensed, qualified or domesticated as a foreign company in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license, qualification or domestication necessary, except where the failure to be so licensed, qualified or domesticated would not reasonably be expected to materially impair the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party or to fulfill its obligations hereunder and thereunder.

4.2                               Authorization; No Inconsistent Agreements.

(a)                                 Seller has the power and authority to enter into and execute and deliver this Agreement and all other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder, including the sale of the Interests.  This Agreement and the other Transaction Documents to which it is or will be a party and all transactions required hereunder and thereunder to be performed by Seller, including the sale of the Interests, have been duly and validly authorized and approved by all necessary action on the part of Seller.  This Agreement constitutes, and when executed and delivered all other Transaction Documents to which it is or will be a party will constitute, the valid and legally binding obligation of Seller, subject to general equity principles, each enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the rights of creditors generally.

(b)                                 The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller, do not and shall not

(i) contravene, conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Encumbrance upon any of Seller’s assets or Encumbrance upon the Interests or any assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action, by or notice or declaration to, or filing with, any third party or any Governmental Authority under any term or provision of (in all cases):  (x) the certificate of formation or limited liability company agreement of Seller, (y) any Law, or (z) any agreement, instrument, order, judgment or decree to which Seller is subject or bound.

4.3                               Ownership.  Seller is the record and beneficial owner of the Interests, free and clear of all Encumbrances other than Encumbrances that will be released at Closing.  The Interests held by Seller have been duly authorized, validly issued, fully paid and are non-assessable.  The Interests of Seller to be conveyed to Purchaser pursuant to this Agreement constitute all the issued and outstanding membership interests in each Company.  Except as provided in the Company LLC Agreements, there are no outstanding rights, options, warrants, calls, convertible or exchangeable securities, subscriptions, preemptive rights, or other agreements (other than this Agreement) pursuant to which either Company is or may be obligated to sell, issue, transfer, encumber or acquire any equity interests of such Company.

4.4                               Litigation.  There are no actions, suits, claims, demands, audits, assessments, arbitrations, appropriations or other proceedings (including, without limitation, any condemnation, expropriation or similar proceedings) pending or, to Seller’s knowledge, threatened against or affecting Seller, at law or in equity, or before or by any Governmental Authority, which if adversely determined would adversely affect Seller’s performance under this Agreement, the other Transaction Documents to which Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby.

4.5                               Broker.  Except for Seller’s Broker, (the fees and expenses of which shall be paid by Seller), no broker or finder has acted on Seller’s behalf in connection with this Agreement or the transactions contemplated herein.

5.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER.  As an inducement to the Companies and Seller to enter into this Agreement and for Seller to sell the Interests to Purchaser, Purchaser hereby represents, warrants and covenants as follows:

5.1                               Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser is duly licensed, qualified or domesticated as a foreign company in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license, qualification or domestication necessary, except where the failure to be so licensed, qualified or domesticated would not reasonably be expected to materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or to fulfill its obligations hereunder and thereunder.

5.2                               Authorization; No Inconsistent Agreements.  Purchaser has the full power and authority to make, execute and perform this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.  This Agreement, the other Transaction Documents to which it is a party, and all transactions required hereunder and thereunder to be performed by Purchaser have been duly and validly authorized and approved by all necessary action on the part of Purchaser.  This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered on behalf of Purchaser by its duly authorized officers, and this Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligation of Purchaser enforceable against Purchaser, subject to general equity principles, each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.  Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation of the transactions hereby or thereby contemplated, will constitute a violation or breach of (i) the certificate of formation of Purchaser (or similar governing document), (ii) any provision of any contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser may be affected or secured, or (iii) any order, writ, injunction, decree, statute, rule or regulation to which Purchaser is subject, except any violation or breach under clauses (ii) or (iii) that would not reasonably be expected to materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party or to fulfill its obligations hereunder and thereunder.  Except as set forth on Schedule 5.2 or the requirements of the HSR Act or other Antitrust Laws, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement do not require the consent, approval or action of, or any filing with or notice to any Governmental Authority or other third party by Purchaser, except where the failure to obtain such consent, approval or action or make such filing or notice would not reasonably be expected to materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or to fulfill its obligations hereunder and thereunder.

5.3                               No Brokers.  Except for the fees described on Schedule 5.3 (which fees shall be the sole responsibility of Purchaser), Purchaser and its representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.4                               Investment Intent.  The Interests are being acquired solely for the account of Purchaser for the purpose of investment and not with a view to, or for offer or resale in connection with, a distribution of all or any part thereof.  Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests.  Purchaser has not made any commitment to sell, transfer or assign, and has no presently arranged plan or intention to sell, transfer or assign, any of the Interests.  Purchaser acknowledges that the Interests are not registered pursuant to the Securities Act of 1933, as amended, or any state securities laws.

5.5                               Sufficient Funds.  Purchaser shall have at Closing available cash resources in an amount sufficient to consummate the transactions contemplated in this

Agreement, including the resources necessary to pay the Purchase Price and all other expenses, fees and any assumed liabilities.

6.             ADDITIONAL COVENANTS.

6.1          Business in the Ordinary Course.  Each Company covenants and agrees that, except as set forth on Schedule 6.1 or as may otherwise be specifically provided herein, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, between the date hereof and the Closing Date, each Company shall (i) operate only in the ordinary and usual course consistent with prior practices, and (ii) not to take or omit to be taken any action which would, or which would reasonably be likely to, result in a Material Adverse Effect, breach of a representation, warranty, covenant or agreement contained herein.  Without limiting the generality of the foregoing:

(a)           Neither Company shall change or amend the Company Certificate of Formation or the Company LLC Agreement, except as otherwise required by Law.

(b)           Neither Company shall terminate, cancel, materially modify or materially amend any Material Contracts.

(c)           Neither Company shall change its respective cash management practices.

(d)           Except for sales of Inventories and normal disposal of equipment in the ordinary course of business consistent with past practice, neither Company shall sell, assign, transfer, convey, license or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, licensing or other disposition of any of its respective assets.

(e)           Each Company shall maintain, preserve and protect all of its respective assets in as good condition as exists on the date hereof, except for ordinary wear and tear and insured casualty.

(f)            Except as otherwise provided herein, neither Company shall enter into, adopt, amend in a manner adverse to the Company or terminate any Material Contract relating to the compensation or severance of any employee of such Company, other than in the ordinary course of business and consistent with past practice.

(g)           The books, records and accounts of such Company shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and/or in accordance with GAAP.

(h)           Neither Company shall acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division or business thereof.

(i)            Neither Company shall make any loans or advances to any Person, except for advances to employees or officers of either Company for expenses incurred in the ordinary course of business.

(j)            Neither Company shall implement or adopt any material change in its accounting methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles, other than as may be required by applicable Law, GAAP or regulatory guidelines.

(k)           Neither Company shall adopt a plan of complete or partial liquidation, dissolution or recapitalization.

(l)            Neither Company shall cancel any debts or waive any claims or material rights under Material Contracts, except in the ordinary course of business.

(m)          Neither Company shall settle, release, waive or compromise any pending or threatened Action which settlement, release, waiver or compromise would (i) require payments by the Companies an aggregate amount in excess of $100,000, (ii) entail the incurrence of any Liability of the Companies, in the aggregate, in excess of such amount, or (iii) impose on any Company any injunctive or other equitable relief.

(n)           Neither Company shall agree to make any capital expenditures after the Closing Date, except for capital expenditures, individually or in the aggregate, not exceeding $250,000 and capital expenditures contemplated by the Companies’ 2012 and 2013 financial budget and plan previously made available to Purchaser.

(o)           Except in the ordinary course of business, neither Company shall make or grant any bonus or any wage or salary increase to any employee or group of employees, or make or grant any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement (provided that in no event shall this restriction limit Seller’s ability to pay retention payments to any Company employee).

(p)           Each Company shall pay expenses due and payable, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs consistent with such Company’s historical operating procedures necessary to maintain its respective facilities and equipment in normal operating condition (reasonable wear and tear and insured casualty excepted), maintain a commercially reasonable level of insurance and otherwise conduct its respective business, in each case, in the ordinary course of business consistent with past practice.

(q)           Each Company shall use its respective commercially reasonable efforts to preserve the Business as in effect on the date hereof, to keep available the services of its present employees employed in such Business, and to preserve the goodwill of the present suppliers to such Business, the customers of such Business and others having business relations with the Business as of the date hereof.

(r)            Neither Company shall make or change any Tax election, change any annual Tax accounting period, change any method of accounting principles or practices, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in liability, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(s)           Each Company shall file all Tax Returns and pay all Taxes as required by applicable Law.

(t)            Neither Company shall sell, assign, transfer, convey, lease, sublease, license, sublicense, pledge, encumber or subject to any other Encumbrance, abandon, permit to lapse or otherwise dispose of any tangible or intangible assets (other than Contracts) or properties (other than the non-cash disposition of obsolete or worn-out tangible assets) for an amount in excess of $100,000 in the aggregate, except sales of inventory in the ordinary course of business.

(u)           Neither Company shall issue, sell, deliver, otherwise dispose or encumber or permit to be encumbered any equity interests in such Company or any securities convertible into or exchangeable for an equity interest in such Company, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of equity interests in such Company, or amend any terms of any such securities, or repurchase, redeem or otherwise acquire any outstanding equity interests of such Company.

(v)           Neither Company shall authorize or enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

6.2          No Material Changes.  Each Company covenants and agrees that, except as may otherwise be provided herein, without the prior written consent of Purchaser, between the date hereof and the Closing Date, no action shall be taken by such Company which shall materially alter the organization, capitalization or financial structure of the Business or such Company.

6.3          Notification.  Each party will promptly notify the other in writing upon becoming aware of any act or state of facts, or the occurrence of any event which would cause or constitute a breach or inaccuracy or would have caused a breach or inaccuracy had such fact or state of facts been known or such event occurred as of or prior to the time the Agreement is fully executed, of any of such party’s representations, warranties, covenants or agreements, contained in or referred to in this Agreement or in any Disclosure Schedule, Schedule or Exhibit hereto.  Seller, each Company and Purchaser shall have the right to amend or supplement their Disclosure Schedules subsequent to the date hereof; provided, however, to the extent that such amendment or supplement reflects any matter that existed as of the date of this Agreement, and should have been set forth or described in such party’s Disclosure Schedule, then no disclosure or supplement pursuant to this Section 6.3 will be deemed to amend or supplement such Disclosure Schedule or to have qualified the representations, warranties or covenants contained in this Agreement for purposes of Articles 7, 8 or 9, as the case may be, unless each other party expressly consents to such supplement in writing.  Notwithstanding any provision in this Agreement to the contrary, the delivery of any notice pursuant to this Section 6.3 shall not cure any breach of any representation or warranty, the failure to comply with any covenant or agreement, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to any Person.

6.4          Consents.  Seller shall use commercially reasonable efforts to obtain all approvals, authorizations and consents of Persons necessary to the consummation of the transactions contemplated hereby.  A listing of each approval, authorization and consent required to be obtained by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is or will be a party is set forth on Schedule 6.4.  Purchaser shall use commercially reasonable efforts to obtain all Permits and all approvals, authorizations and consents of any Person necessary to the consummation by it of the transactions contemplated hereby.

6.5          Financial Statement Delivery Covenant.  At least three (3) Business Days prior to Closing, Seller shall deliver to the Purchaser the unaudited combined balance sheets of the Companies as of the end of the fiscal quarters ended June 30, 2013 and June 30, 2012, with the related, as applicable, statements of operations and cash flows for the six month periods then ended, in each case prepared on a basis consistent with the Interim Financial Statements (such financial statements, the “Required Financial Statements”). Seller shall also (x) provide such cooperation as may be reasonably requested by Purchaser from time to time prior to the Closing to use commercially reasonable efforts to assist Purchaser in making adjustments to the Required Financial Statements and the Year End Financial Statements, including providing additional financial statements or schedules (including, as applicable, statements of operations and comprehensive income, cash flows and changes in members’ equity) for the fiscal year ended December 31, 2012 or the six month period ended June 30, 2013 and June 30, 2012 that are as of the Closing compliant in all material respects with all applicable requirements of Regulation S-X under the Securities Act (“Regulation S-X”) and Regulation S-K under the Securities Act and which shall have been reviewed by the independent accountants for the Companies as provided in Statement on Auditing Standards No. 100 or the successor thereto, (y) use commercially reasonably efforts to assist Purchaser in obtaining any required opinion or consent from Seller’s independent accountant to enable Purchaser to file the Required Financial Statements and the Year-End Financial Statements with the SEC, including the filing with, or incorporation by reference of the Required Financial Statements and the Year-End Financial Statements into, a Registration Statement filed under the 1933 Act and (z) use commercially reasonably efforts to assist Purchaser in naming the Companies as addressees of the Year-End Financial Statements, the Required Financial Statements and any other requested financial statements. Purchaser shall reimburse Seller for all third party out-of-pocket costs and expense incurred by Seller or the Companies prior to the Closing to the extent resulting from Seller’s performance of its obligations under this Section 6.5.  In addition, Purchaser shall pay an hourly fee for the time and effort of Seller’s employees in complying with this Section 6.5, such fee to be addressed in the Transition Services Agreement.

6.6          Non-Solicitation.  As part of the inducement to Purchaser to enter into this Agreement, Seller agrees that for a period of one (1) year (the “Covenant Term”)  from the Closing Date, without the prior written consent of Purchaser, neither Seller, Seller Guarantor or any of their respective subsidiaries shall solicit, induce or attempt to solicit or induce any employee of either Company to leave the employ of the Company.

6.7          Non-Competition.  As part of the inducement to Purchaser to enter into this Agreement, Seller agrees that neither Seller, Seller Guarantor nor any of their respective subsidiaries shall acquire any interest in a plywood mill located in North Carolina or South Carolina.

6.8          Seller Release.  Effective upon the Closing, Seller hereby irrevocably waives, releases and discharges the Companies from any and all liabilities and obligations to such Seller of any kind or nature whatsoever, whether in its capacity as a member of the Company or otherwise (other than rights under this Agreement and the other Transaction Documents), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding (other than this Agreement and any of the other Transaction Documents) or otherwise, at law or equity, and no Seller shall seek to recover any amounts in connection therewith or thereunder from the Companies. In no event shall either Company have any liability to Seller whatsoever for any breaches of the representations, warranties, agreements or covenants of the Companies hereunder, and Seller shall not in any event seek contribution form either Company for any breach of such Company’s obligations to the Purchaser or in respect of any other payments required to be made by Seller pursuant to this Agreement.

6.9          Post-Closing Access.  Without limiting any other provision of this Agreement, after the Closing, (a) upon reasonable written notice, Seller and Seller Guarantor shall furnish or cause to be furnished to Purchaser, the Companies and their respective Representatives access, during normal business hours, to such information and assistance as is necessary for any reasonable business purpose, including, financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any action, suit or proceeding, and (b) upon reasonable written notice, Seller and Seller Guarantor shall provide, and shall cause their respective Subsidiaries and their respective Representatives to provide, all required financial statement information for any pre-Closing period, that is reasonably available, in connection with any financial reporting requirements to which Purchaser or any of its Affiliates are or may subsequently become subject.

7.             CONDITIONS TO OBLIGATIONS OF PURCHASER.  All obligations of Purchaser under this Agreement and the other Transaction Documents are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Purchaser:

7.1          Compliance with Agreements and Conditions.  Seller and the Companies shall have performed and complied with all agreements, covenants and conditions (considered individually) required by this Agreement to be performed or complied with by Seller or the Companies on or prior to the Closing Date, except where any failure to so perform or comply does not result in a Material Adverse Effect.  Seller and the Companies shall not have breached any negative covenants contained herein.

7.2          Reserved.

7.3          Representations and Warranties of Seller.  (i) The representations and warranties contained in Article 3 and Article 4 that are qualified by Material Adverse Effect (including any Fundamental Representation) shall be true and correct in all respects at and as of the Closing as if made anew on the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to an specific date, in which case, such representation or warranty shall be true and correct in all respects at and as of such specific date), (ii) the Fundamental Representations that are not qualified by Material Adverse Effect shall be true and correct in all respects at and as of the Closing as if made anew on the Closing Date (except to the extent that any such Fundamental Representation, by its terms, is expressly limited to an specific date, in which case, such Fundamental Representation shall be true and correct in all respects at and as of such specific date), (iii) the representations and warranties contained in Article 3 and Article 4 that are not qualified by Material Adverse Effect (other than any Fundamental Representation or representation or warranty contained in Section 3.08) shall be true and correct in all respects at and as of the Closing as if made anew on the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to an specific date, in which case, such representation or warranty shall be true and correct in all respects at and as of such specific date), except, in the case of this clause (iii), for any failure of any such representation or warranty to be so true and correct that has not had and would not reasonably be expected to have, either individually or in the aggregate with all such other failures, a Material Adverse Effect and (iv) the representations and warranties contained in Section 3.08 shall be true and correct in all material respects (it being understood and agreed that “material respects” for purposes of this Section 7.3(v) only shall refer to a threshold of $5,000,000 of value) at and as of the Closing as if made anew on the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to an specific date, in which case, such representation or warranty shall be true and correct in all material respects at and as of such specific date). For purposes of this Agreement, “Fundamental Representations” means the representations and warranties contained in Section 3.2(a), Section 3.3(a),and Section 3.4.

7.4          Certificate of Seller.  Seller shall have delivered to Purchaser a certificate executed by an officer or managing member (or equivalent representative) of Seller, dated the Closing Date, certifying as to the fulfillment and satisfaction of the applicable conditions specified in Sections 7.1, 7.2 and 7.3.

7.5          Resolutions.  Purchaser shall have received duly adopted resolutions of the Members of each Company, dated the Closing Date, authorizing and approving the execution of this Agreement and the certificates, documents and agreements contemplated hereby, the transfer of the Interests and all other action necessary to enable Seller or such Company to comply with the terms hereof.

7.6          Deliveries.  Seller shall have delivered to Purchaser at the Closing the documents described in Section 1.7(a)(i) and (ii) hereof.

7.7          Consents.  The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated with no adverse action taken or threatened by any applicable Governmental Authority, and Purchaser shall have received any and all consents and approvals as referenced on Schedule 3.6 in form and substance reasonably satisfactory to Purchaser.  All other consents and approvals required to be obtained from any parties to any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to Purchaser, except where any failure to obtain such consent or approval does not result in a Material Adverse Effect.

7.8          Injunction or Prohibition.  No legal action shall have been commenced by any Governmental Authority or private party, and no judicial or administrative order shall have been issued, in any of the foregoing cases seeking to enjoin or prohibit the transactions contemplated hereby.

7.9          No Material Adverse Effect.  Since the date of this Agreement, no event(s), change(s) or circumstance(s) shall have occurred that has or have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.10        Financial Statements.  Not less than three (3) Business Days prior to the Closing, Purchaser shall have received from Seller the Required Financial Statements.

8.             CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANIES.  All of the obligations of Seller and the Companies under this Agreement and the other Transaction Documents are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Seller and the Companies:

8.1          Representations and Warranties.  The representations and warranties contained in Article 5 shall be true and correct as of the date when made and shall be true and correct as of the Closing Date as though made as of the Closing and as though the Closing Date were substituted for the date of this Agreement through such representation and warranties (in each case without giving effect to Material Adverse Effect qualification in the representations and warranties) except (a) with respect to any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date or (b) to the extent that any failure of such representations and warranties, taken as a whole, to be true and correct does not materially and adversely affect Purchaser’s ability to consummate the transactions contemplated hereby.

8.2          Compliance with Agreements and Conditions.  Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions (considered individually) required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

8.3          Certificate of Purchaser.  Purchaser shall have delivered to Seller a certificate executed by an officer of Purchaser, dated the Closing Date, certifying as to the fulfillment and satisfaction of the conditions specified in Sections 8.1 and 8.2.

8.4          Resolutions.  Purchaser shall have delivered to Seller (1) duly adopted resolutions of the Board of Directors of Purchaser Guarantor certified by the Secretary or Assistant Secretary of Purchaser Guarantor as of the Closing Date, authorizing and approving the execution and delivery of this Agreement by Purchaser Guarantor and the performance of Purchaser Guarantor’s obligations hereunder, and (2) a duly executed written consent of the Sole Manager of Purchaser as of the Closing Date, authorizing and approving the execution and delivery of this Agreement by Purchaser and the performance of Purchaser’s obligations hereunder.

8.5          No Inconsistent Requirements.  No legal action shall have been commenced by any Governmental Authority or private party, and no judicial or administrative order shall have been issued seeking to enjoin or prohibit the transactions contemplated hereby.

8.6          HSR Act.  The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated with no adverse action taken or threatened by any applicable Governmental Authority.

8.7          Deliveries.  Purchaser shall have made the deliveries and taken the actions specified in Section 1.7(a)(iii) hereof.

9.             INDEMNITIES.

9.1          Indemnification of Purchaser by Seller.  From and after the Closing, subject to the limitations set forth in Section 9.4 and not in duplication of any indemnity obligation of Seller pursuant to Section 2.7(a), Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, from and after the Closing, the Companies), and their respective equityholders, officers, directors, employees, members, managers, partners, stockholders, agents, representatives, successors and permitted assigns (hereafter, collectively, “Purchaser Indemnitees”) from and against and in respect of any and all Losses suffered, sustained or incurred by any Purchaser Indemnitee by reason of, that relate to or arising out of:

(a)           any failure of the representations and warranties by Seller contained in this Agreement or in any certificate, instrument or document delivered hereunder to be true and correct in all respects as of the date hereof and as of the Closing Date;

(b)           any breach or nonfulfillment of any covenant or agreement of Seller contained in this Agreement or contained in any certificate, instrument or document delivered hereunder; or

(c)           the operations of any present or past business conducted, directly or indirectly by Seller or Seller Guarantor or any if its Subsidiaries, other than the Business as conducted by the Companies.

For purposes of (x) determining whether there has been a failure of any representation, warranty, covenant or agreement of Seller to be true and correct and (y) calculating the amount of Losses with respect thereto, all limitations or qualifications based on materiality, Material Adverse Effect, knowledge or other terms of similar import or effect shall be disregarded.

9.2          Indemnification of Seller.  From and after Closing, subject to the limitations set forth in Section 9.4, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective equityholders, officers, directors, employees, members, managers, partners, stockholders, agents, representatives, successors and permitted assigns (hereinafter, collectively, “Seller’s Indemnitees”) from and against and in respect of any and all Losses suffered, sustained or incurred by any Seller’s Indemnitee by reason of, that relate to or arising out of:

(a)           any failure of the representations and warranties by Purchaser contained in this Agreement or in any certificate, instrument or document delivered hereunder to be true and correct in all respects as of the date hereof and as of the Closing Date; or

(b)           any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement or contained in any certificate, instrument or document delivered hereunder.

For the purposes of this Agreement the term “Losses” shall mean any and all costs, losses, damages, Tax deficiencies, liabilities, obligations and other reasonable out-of-pocket expenses, including without limitation interest, deductibles paid, Taxes, fines, penalties, reasonable attorneys’ fees and all amounts paid in the investigation, defense or settlement of any action, claim, demand, cause of action, choses in action, right of recovery or right of set-off of whatever kind or description against any Person, suit, litigation, proceeding or investigation actions related thereto.

9.3          Defense of Claims.  If any claim or action by a third party (a “Third Party Claim”) arises after the Closing Date and during the Survival Period for which (i) Seller may be liable to any Purchaser Indemnitee or (ii) Purchaser may be liable to any Seller’s Indemnitee (for purposes of this Section 9.3, Purchaser Indemnitees and Seller’s Indemnitees are sometimes referred to as “Indemnitee(s)” and, Seller and Purchaser are sometimes referred to as “Indemnitor(s)”, in each case, as the context requires), then in such event the affected Indemnitee(s) shall notify their Indemnitor(s) in writing within a reasonable time after such Third Party Claim arises and is known to such Indemnitee(s); provided that the Indemnitor(s) will be relieved of its indemnification obligations hereunder solely to the extent that it is actually and materially prejudiced by the Indemnitee’s failure to provide such notice within a reasonable time after such Third Party Claim becomes known to Indemnitee(s).  If Indemnitor(s) wish to assume the defense of such Third Party Claim, then Indemnitor(s) shall give written notice to Indemnitee(s) within twenty (20) days after notice from Indemnitee(s) of such Third Party Claim (unless the Third Party Claim reasonably requires a response in less than twenty (20) days after the notice is given to the Indemnitor(s), in which event they shall notify Indemnitee(s) at least five (5) days prior to such reasonably required response date), which notice shall constitute an acknowledgement by Indemnitor(s) that it shall provide indemnification to Indemnitee(s) for such Third Party Claim, and Indemnitor(s) shall thereafter assume the defense of any such Third Party Claim, through counsel reasonably satisfactory to Indemnitee(s); provided that Indemnitee(s) may participate in such defense at their own expense; and provided further that Indemnitor(s) shall not in any event have the right to control the defense of the Third Party Claim if:  (I) Indemnitor fails to provide reasonable assurance to the Indemnitee of its intent and ability to defend such claim or proceeding, including Indemnitor’s financial capacity to defend such claim (including the right of Indemnitor to call upon its members or equityholders pursuant to any guaranty or similar agreement); (II) the relief requested includes any injunctive or other equitable relief; (III) such claim involves any criminal action to which the Indemnitee is a party or is with respect to Taxes; or (IV) involves a claim that is reasonably likely to have a material adverse effect on the Indemnitee’s reputation, relations with one or more customer or supplier or future business prospects.

(a)           If Indemnitor(s) do not or are not permitted to assume the defense of, or if after so assuming Indemnitor(s) fail to diligently defend any Third Party Claim, then Indemnitee(s) may defend against such Third Party Claim in such manner as they may deem appropriate (provided that Indemnitor(s) may participate in such defense at their own expense) and Indemnitee(s) may settle such Third Party Claim on such terms as they may deem reasonably appropriate, and Indemnitor(s) shall promptly reimburse Indemnitee(s) for the amount of all Losses reasonably incurred by Indemnitee(s) in connection with the defense against and settlement of such Third Party Claim.  If no settlement of such Third Party Claim is made, Indemnitor(s) shall satisfy any judgment rendered with respect to such Third Party Claim, before Indemnitee(s) are required to do so, and pay all expenses, legal or otherwise, reasonably incurred by Indemnitee(s) in the defense of such Third Party Claim.

(b)           If a judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien in respect of such judgment attaches to any of the assets of any of the Indemnitees, then Indemnitor(s) shall promptly upon such entry or attachment pay such judgment in full or discharge such lien, at the expense and direction of Indemnitor(s) as and when due, unless an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed (and the Indemnitor(s) shall be responsible for any bond required in connection therewith).  If and when a final judgment is rendered in any such action, Indemnitor(s) shall forthwith pay such judgment or discharge such lien before any Indemnitee is compelled to do so.

9.4          Limitations of Indemnification.  The indemnification of Purchaser Indemnitees by Seller under Section 9.1 hereof shall be further limited as follows:

(a)           (i)  Purchaser Indemnitees shall not be entitled to any payment under the indemnification provisions set forth in Section 9.1(a) unless and to the extent the total aggregate claims of Purchaser Indemnitees pursuant to such indemnification provisions exceed an amount equal to One Percent (1%) of the Base Cash Consideration in the aggregate (the “Deductible”) (at which time Purchaser Indemnitees shall only be entitled to claim all Losses in excess of the Deductible up to the Cap); provided that the Deductible shall not apply to, and Purchaser shall be fully compensated for, any breach of Sections 3.2, 3.3, 3.4, 3.8, 3.11(a), 3.14, 3.19, 3.23, 4.1, 4.2 and 4.3 (collectively, the “Specified Representations”); and (ii) Seller’s aggregate liability to Purchaser Indemnitees under the indemnification provided under Section 9.1(a) hereof or otherwise shall in no event exceed, collectively, an amount equal to Seven and One-Half Percent (7.5%) of the Base Consideration (the “Cap”); provided, however, that the Cap shall not apply to any breach of the Specified Representations or, for the avoidance of doubt, the matters subject to indemnification pursuant to Section 9.1(b).  In no event shall Seller’s aggregate liability to Purchaser Indemnitees with respect to any breach of the Specified Representations exceed the Base Cash Consideration.

(b)           Except as paid to a third party, any liability or undertaking of Seller to indemnify Purchaser pursuant to Section 9.1 shall also be subject to the following additional limitations:  (I) no Losses shall be deemed to have been sustained by Purchaser to the extent of any proceeds actually recovered by Purchaser or either Company from (x) any third party with respect thereto or (y) insurance policies with respect thereto, net of the amount of any required deductible or co-pay, policy premium increase or other expense attributable to such insurance claim, and (II) no Purchaser Indemnitees shall be entitled to recovery to the extent that the Real Property is used from and after the Closing Date in a manner that is not substantially similar to its current industrial use. Nothing contained in this Agreement shall limit Purchaser’s common law duty to mitigate.

(c)           IN NO EVENT SHALL A PARTY BE LIABLE HEREUNDER FOR SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EXCEPT TO THE EXTENT OWED OR PAID TO A THIRD PARTY).

9.5          Exclusive Remedy.  The sole recourse and exclusive remedy of the parties hereto after the Closing for the breach of any representations, warranties, covenants and agreements contained in this Agreement or the Disclosure Schedules or Exhibits to this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article 9.  Without limiting the generality of the foregoing, no other legal action based upon predecessor or successor liability, contribution, tort or strict liability or any statute, regulation or ordinance may be maintained by any party hereto against any other party hereto or its respective Indemnitees with respect to any matter that is the subject of this Article 9 or otherwise relates to either Company, its respective assets, the Interests or the Business.  Notwithstanding anything to the contrary herein, the provisions of this Section 9.5 will not prevent or limit a cause of action (a) under Section 1.4 to enforce any decision or determination of the Arbitrator, (b) for injunctive or equitable relief or (c) arising out of intentional misrepresentation or fraud.  After the Closing, each party hereto shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses, provided, however, that costs and expenses of such mitigation shall be deemed to be Losses to the extent arising out of such event.

9.6          Waiver of Other Representations.

(a)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE INTERESTS, THE COMPANIES, THE BUSINESS OR ANY OF THE RELATED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4 OR THE DOCUMENTS OR INSTRUMENTS CONTEMPLATED BY THIS AGREEMENT.  IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS OR POLITICAL CONDITIONS RELATING TO THE COMPANIES, THE BUSINESS OR THE RELATED ASSETS.

(b)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE  REPRESENTATIONS AND WARRANTIES IN ARTICLES 3 AND 4 OR THE DOCUMENTS OR INSTRUMENTS CONTEMPLATED BY THIS AGREEMENT, THE

INTERESTS, THE COMPANIES, THE BUSINESS AND THE RELATED ASSETS ARE BEING  TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF, ITS AFFILIATES AND REPRESENTATIVES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES, THE BUSINESS OR ANY RELATED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES, THE BUSINESS OR ANY RELATED ASSETS OR ANY PART THEREOF.

(c)           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING IN THIS PARAGRAPH OR ELSEWHERE IN THIS AGREEMENT SHALL LIMIT OR OTHERWISE AFFECT ANY RIGHTS OR REMEDIES OF THE PURCHASER INDEMNITEES IN THE EVENT OF ANY FRAUD OR INTENTIONAL MISREPRESENTATION.

9.7          Indirect Claims.  From and after the Closing, Purchaser and the Companies agree to release Seller and the officers and managers of the Companies (acting in their capacity as such) from and against any Losses, and shall not make or bring any claim, demand or legal action for, controlling stockholder liability or breach of any fiduciary or other duty relating to any pre Closing actions or failures to act (including negligence or gross negligence) in connection with the Business or the Companies prior to the Closing; provided, however, that this Section 9.7 shall not prevent Purchaser from bringing a claim against Seller Guarantor otherwise permitted by the terms of this Agreement.

9.8          Non-Exacerbation.  Without limitation of the foregoing, the Purchaser shall not (i) undertake any remedial action of soil or groundwater at any Real Property for which it seeks indemnification hereunder unless required by or required to attain compliance with applicable Environmental Laws, required by a Governmental Authority with proper jurisdiction over the matter, reasonable to respond to a Third Party Claim, required to comply with the terms of a Lease, or to reasonably address a significant or substantial threat to human health; (ii) importune or incite any Governmental Authority or other third party to require, request or undertake any such remedial action at a Real Property (with the understanding that operations in the ordinary course of business and actions required by Environmental Laws shall not be deemed to be a breach of this provision); or (iii) conform in any such remedial action to remedial standards materially more stringent than those least stringent applicable standards required under applicable Environmental Laws (unless required to do so by a Governmental Authority or the owner of any Leased Real Property or as reasonable to respond to a Third Party Claim) as applicable to the same or similar industrial or commercial use of the Real Property as conducted by the applicable Company as of the Closing Date.  A Purchaser Indemnitee shall not be entitled to indemnification hereunder for any Purchaser’s Indemnified Losses to the extent incurred in connection with any remedial actions which are of the type referred to in clauses (i)-(iii) above, or that are otherwise inconsistent with any applicable restrictive covenants existing prior to the Closing Date at a Real Property under Environmental Law including, but not limited to, pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (1976) (“RCRA”).

9.9          Effect of Investigation. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement will not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (including as may have resulted based on access rights hereunder), with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, and will not affect the right to indemnification based on such representations, warranties, covenants and agreements.

10.          SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS.

10.1        Survival.  If the Closing occurs, the representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing for the periods set forth in this Section 10.1.  All of the representations and warranties of Seller and Purchaser contained in this Agreement and all claims and causes of action for the breach thereof shall terminate on the date that is one (1) year after the Closing Date, except that (i) the representations and warranties in Sections 3.2, 3.3, 3.4, 3.8, 3.11(a), 3.14, 3.19, 3.23, 4.1, 4.2, 4.3, 5.1 and 5.2 shall terminate on the date that is five (5) years after the Closing Date and (ii) the representations and warranties in Section 3.17 shall terminate on the date that is two (2) years after the Closing Date.  The foregoing time periods (as applicable, the “Survival Period”) shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the applicable Survival Period but not resolved prior to its expiration, including any claim made under the Escrow Agreement; provided, however, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period.  All covenants and agreements of the parties in this Agreement shall continue until fully performed.

11.          TERMINATION.

11.1        Termination for Certain Causes.  This Agreement may be terminated at any time prior to or on the Closing by Seller, or by Purchaser, as the case may be, upon written notice to the other parties only as follows:

(a)           By Seller or Purchaser, on or after September 30, 2013 (the “End Date”), except to the extent failure to close results from the willful and material failure of the party seeking to terminate this Agreement;

(b)           By Seller if any of the conditions set forth in Article 8 shall have become incapable of fulfillment on or before the End Date, and shall not have been waived by Seller (unless Seller has materially breached this Agreement so as to cause any condition in Article 7 not to have been satisfied);

(c)           By Purchaser if any of the conditions set forth in Article 7 shall have become incapable of fulfillment on or before the End Date, and shall not have been waived by Purchaser (unless Purchaser has materially breached this Agreement so as to cause any condition in Article 8 not to have been satisfied); or

(d)           By mutual agreement of Purchaser, Seller and the Companies.

11.2        Effect of Termination.  In order to elect to terminate this Agreement pursuant to Section 11.1, written notice of such election must be given by the terminating party to the other party and, except as otherwise provided in Section 11.1, upon receipt of such notice by the non-terminating parties, this Agreement shall terminate and have no further effect, and the transactions contemplated hereby shall be abandoned without any further action by any of the parties, except that the provisions of Sections 2.2, 2.4, 2.5, 2.6, this Section 11.2, 12.1, 12.6 and 12.13 shall survive the termination of this Agreement; provided, however, that no such termination shall relieve any other party of liability for breach of this Agreement arising prior to termination.

12.          MISCELLANEOUS.

12.1        Notices.  All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and (i) delivered personally, (ii) sent by prepaid, first class, certified or registered mail, return receipt requested, (iii) sent by nationally recognized overnight courier or (iv) sent by facsimile transmission to the intended recipient thereof at its facsimile number set out below and confirmed by machine-generated confirmation of successful transmission.  Any such notice, demand or communication shall be deemed to have been duly given immediately if personally given or made by confirmed facsimile, on the next Business Day if given by courier, or three (3) Business Days after mailing if given or made by letter, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, that delivery by courier was confirmed in writing or that receipt of a facsimile was confirmed in writing or by return facsimile by the recipient.  The addresses and facsimile numbers of the parties for purposes of this Agreement are:

If to Seller:                                                                                                                                    c/o WR Operating LLC
One Sound Shore Drive, Suite 203
Greenwich, CT 06830
Attention:  Timothy J. Fazio
Facsimile:  (203) 622-0151

With a copy to:                                                                                                            Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas  77002
Attn:  Jason M. Peters, Esq.
Facsimile No.:  (713) 238-7333

If to Purchaser:                                                                                                            Boise Cascade Company
1111 W. Jefferson St., Ste. 300
Boise, ID 83702
Attention: Wayne Rancourt, Senior Vice President,

Chief Financial Officer and Treasurer

Facsimile: 208-384-6566

With a copy to:                                                                                                            Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attention: Richard J. Campbell, P.C.
Facsimile: (312) 862-2200

Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

12.2        Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which when executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

12.3        Knowledge.  For purposes of this Agreement representations and warranties qualified as to the knowledge of Seller or the Companies shall mean the actual knowledge, after reasonable inquiry of direct subordinates, of the following individuals without any requirement to undertake any due diligence or make any inquiry of any other Person: Richard Stipanovic, Kurt Liebich, Jeffrey Matuszak, Eric L. Larsen, Mike Creely, Wayne Steffen and Jill Coleman.

12.4        Entire Agreement.  This Agreement, together with the other agreements, instruments, certificates and documents executed and delivered in connection herewith, including the Transition Services Agreement, the Escrow Agreement and the Confidentiality Agreement (collectively, the “Transaction Documents”) supersedes all prior discussions, undertakings and agreements, whether oral or written, among the parties with respect to the subject matter hereof, and this Agreement and the other Transaction Documents contain the sole and entire agreement among the parties with respect to the matters covered hereby or thereby.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties hereto.  Accordingly, the parties hereto shall be deemed to have relied upon such representations, warranties, covenants and agreements as a material part to agreeing to the terms of this Agreement, and the parties and the other Indemnified Parties shall be entitled to the indemnification or other remedies provided in this Agreement in accordance with the terms hereof, but no other Person (other than the parties hereto and the other Indemnified Parties) may rely on the representations, warranties, covenants and agreements set forth herein.

12.5        Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party without the prior express written consent of the other parties and any attempted assignment without such consent shall be deemed null and void ab initio; provided that Purchaser may freely assign its rights under this Agreement (in whole or in part) to (i) one or more Affiliates of Purchaser, (ii) any purchaser of all or substantially all of the assets of Purchaser or (iii) to any lender of Purchaser as collateral security for borrowing, at any time whether prior to or following the Closing Date, in each such case Purchaser will nonetheless remain liable for all of its obligations hereunder; provided, however, that if this Agreement or any rights hereunder are assigned by Purchaser to any person other than an Affiliate of Purchaser with the consent of Seller, then Seller’s indemnification obligations hereunder shall terminate on the first to occur of (i) the effective date of such assignment or (ii) the expiration or termination of the Survival Period for such indemnification obligations set forth in Section 10.1, above; and provided further that to the extent performance or payment is made by an Affiliate or Affiliates with respect to an obligation of Purchaser hereunder, such obligation shall be in full satisfaction of such obligation of Purchaser hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.6        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles or rules that would result in the application of any Law other than the Law of the State of Delaware.

12.7        Partial Invalidity and Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable.  If any term or other provision (or portions thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions (or any remaining portions thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

12.8        Waiver.  Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party.  No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

12.9        Headings; Interpretation.  The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.  All references in this Agreement to any “Article”, “Section”, “Exhibit” or “Schedule” are to the corresponding Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Words such as “herein”, “hereinafter”, “hereof”, “hereby” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  References to sums of money are expressed in lawful currency of the US of America, and “$” refers to US dollars.  The phrase “to the extent” means “the degree by which” and not “if”. The phrase “ordinary course of business” means “ordinary course of business consistent with past practice including with respect to frequency and quantity” and the words “made available” mean that the referenced document or other material was physically delivered to Purchaser and its representatives, or was posted and accessible to Purchaser and its representatives in the electronic data room hosted on behalf of the Company for “Project Walnut,” no less than two (2) business days prior to the date of this Agreement and remained so posted and accessible through the date of this Agreement.

12.10      Third-Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

12.11      Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by Seller, the Companies and Purchaser.

12.12      Time of Performance.  Time is of the essence of this Agreement and all of the terms hereof.

12.13      Exclusive Jurisdiction; Waiver of Jury Trial.  Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court or the Delaware State Court located in Wilmington, Delaware, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the other Transaction Documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.14      Disclosure Schedules.  Attached hereto are the disclosure schedules (collectively, the “Disclosure Schedules”) containing certain information regarding Purchaser,

Seller, the Companies and the Business, and the terms and conditions of this Agreement, as indicated at various places in this Agreement.  Unless otherwise indicated, all capitalized terms used in the Disclosure Schedules shall have the meanings set forth in this Agreement.

12.15      Attorneys’ Fees.  If any party hereto shall bring an action to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action or any appeal or enforcement action related thereto from the unsuccessful parties.

12.16      Specific Performance.  Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and money damages would not be an adequate remedy. Accordingly, in addition to the other remedies available to the other parties, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

13.          INDEX OF DEFINITIONS.  The definitions for the following defined terms used in this Agreement can be found as follows:

Defined Term	Section

Adjustment Date	1.4(c)
Adjustment Calculation Time	1.2(b)(i)
Adjustment Report	1.4(d)(iii)
Affiliate or Affiliates	2.7(c)
Agreement	Preamble
Allocation Statement	1.3(c)(i)
Antitrust Laws	2.3
Arbitrator	1.4(d)(iii)
Assignment and Assumption Agreement	1.6(a)(i)
Base Cash Consideration	1.2(a)
Blocked Person	5.6
Business	Recitals
Business Day	1.5
Cap	9.4(a)(ii)
Closing	1.5
Closing Date	1.5
Closing Date Working Capital	1.2(b)(ii)
Closing Statement	1.4(c)
Code	1.3(c)(ii)
Company or Companies	Preamble
Company Certificates of Formation	3.3
Company Intellectual Property	3.11(a)
Company LLC Agreements	3.3

Defined Term	Section

Confidentiality Agreement	2.1
Continuing Employees	2.9
Contracts	3.12
Controlled Group Member	3.16(c)
Covenant Term	6.6
Deductible	9.4
Defaulting Party	11.2
Disclosure Schedules	12.14
Disputed Amount	1.4(d)(i)
Encumbrance or Encumbrances	3.3
End Date	11.1(a)
Environmental Laws	3.17(a)
ERISA	3.16(b)
Escrow Agent	2.11
Escrow Agreement	2.11
Escrow Amount	2.11
Escrow Funds	2.11
Family	3.21
Financial Statements	3.22
GAAP	1.4(a)
Governmental Authority	2.3
Hazardous Materials	3.17(d)
HSR Act	2.3
Indebtedness	3.19
Indemnitee(s)	9.3
Indemnitor(s)	9.3
Insurance Policies	3.20
Intellectual Property	3.11(e)
Interests	Recitals
Interim Financial Statements	3.22
Inventories	1.4(a)
Law or Laws	3.18
Leased Real Property	3.10(a)
Leases	3.10(b)
Losses	9.2
Material Adverse Effect	3.2
Material Contracts	3.12(a)
Multi-Employer Pension Plan	3.16(b)
Owned Real Property	3.10(a)
Permitted Encumbrances	3.8
Permitted Parties	2.1
Permitted Tax Encumbrances	3.8
Person	3.12(a)(iv)
Personal Property	3.9

Defined Term	Section

Plan or Plans	3.16(a)
Post-Closing Straddle Period	2.7(b)
Pre-Closing Straddle Period	2.7(b)
Proceedings	3.13
Purchase Price	1.2(a)
Purchaser	Preamble
Purchaser’s Indemnified Losses	9.8
Purchaser Indemnitees	9.1
RCRA	9.8
Real Property	3.10(a)
Regulation S-X	6.5
Required Consents	3.6
Required Financial Statements	6.5
Seller	Preamble
Seller’s Broker	2.5
Seller’s Indemnitees	9.2
Specified Representations	9.4(a)(i)
Straddle Period	2.7(b)
Survival Period	10.1
Target Working Capital	1.4(b)
Tax or Taxes	3.14(a)(iii)
Tax Return	3.14(a)(iii)
Transaction Documents	12.4
Transition Services Agreement	1.6(a)(ii)(L)
Transfer Taxes	2.7(g)
WARN Act	3.15(b)
Working Capital	1.4(a)
Working Capital Adjustment	1.4(f)(i)(B)
Year-End Financial Statements	3.22

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:

BOISE CASCADE WOOD PRODUCTS, L.L.C.

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

PURCHASER GUARANTOR:

BOISE CASCADE COMPANY
(FOR THE LIMITED PURPOSES SET FORTH HEREIN)

By:	/s/ Wayne Rancourt
Name:	Wayne Rancourt
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

[SIGNATURE PAGE TO LLC INTERESTS PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

WR OPERATING LLC

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Vice President

COMPANIES:

CHESTER WOOD PRODUCTS LLC

By:	/s/ Andrew M. Burskey
Name:	Andrew M. Burskey
Title:	Chairman

MONCURE PLYWOOD LLC

By:	/s/ Andrew M. Burskey
Name:	Andrew M. Burskey
Title:	Chairman

SELLER GUARANTOR:

WOOD RESOURCES LLC
(FOR THE LIMITED PURPOSES SET FORTH HEREIN)

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Vice President

[SIGNATURE PAGE TO LLC INTERESTS PURCHASE AGREEMENT]